UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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COUNTRYWIDE FINANCIAL CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4500 Park Granada

Calabasas, California 91302

April 27, 2007

Dear Stockholder:

On behalf of the Board of Directors, I would like to cordially invite you to attend the 2007 Annual Meeting of Stockholders of Countrywide Financial Corporation. The meeting will be held on Wednesday, June 13, 2007, at 10:00 a.m., Pacific Time, in the Learning Center Auditorium of our corporate headquarters, located at 4500 Park Granada, Calabasas, California 91302. The formal notice and proxy statement for this meeting are attached to this letter.

It is important that you vote your shares as soon as possible. If you hold your shares as a stockholder of record, you may vote by using one of the following methods:

(i)	by mail,

(ii)	by telephone,

(iii)	over the Internet, or

(iv)	in person at the Meeting,

as instructed on the enclosed proxy card or voting instruction form. Even if you plan to attend the Annual Meeting and vote in person, voting now will assure that your vote is counted if you are unable to attend.

If you own your shares through a brokerage account or in another nominee form, please follow the instructions provided on the enclosed voting instruction form. If you plan to attend the Annual Meeting and vote in person, you must obtain a proxy from your broker or nominee and bring that proxy to the Annual Meeting.

Your vote is important, regardless of the number of shares you own.

On behalf of the Board of Directors, I thank you for your participation and cooperation. We look forward to seeing you on June 13.

Sincerely,

ANGELO R. MOZILO

Chairman of the Board

4500 Park Granada

Calabasas, California 91302

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:00 a.m., Pacific Time, on Wednesday, June 13, 2007.

Place:	Learning Center Auditorium, Countrywide Financial Corporation, Corporate Headquarters, 4500 Park Granada, Calabasas, California 91302.

Items of Business:	(1) To elect three (3) Class II Directors to serve on our Board of Directors for a term expiring at the 2010 Annual Meeting of Stockholders;

(2) To ratify the appointment by the Audit and Ethics Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007;

(3) To consider a stockholder proposal, if properly presented; and

(4) To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

Record Date:	Stockholders of record at the close of business on April 16, 2007 are entitled to notice of, and to vote at, the 2007 Annual Meeting and any adjournment or adjournments thereof.

Attending in Person (for those stockholders who are not stockholders of record):	If you plan to attend the 2007 Annual Meeting and vote in person, you must obtain a proxy from your broker or nominee and bring that proxy to the 2007 Annual Meeting.

Proxy Voting:	Whether or not you plan on attending the 2007 Annual Meeting, we encourage you to vote as soon as possible using one of three convenient methods: (i) by calling the toll-free number described in these voting materials; (ii) by accessing the Internet site described in these voting materials or voting instruction form provided to you; or (iii) by signing, dating and returning the proxy card in the enclosed postage-paid envelope. By voting your shares promptly, you will save your company the expense of further proxy solicitation.

By Order of the Board of Directors,

SUSAN E. BOW

Secretary

Dated: April 27, 2007

4500 Park Granada

Calabasas, California 91302

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 13, 2007

INTRODUCTION

We are sending this proxy statement to stockholders of Countrywide Financial Corporation, a Delaware corporation (the “Company,” “we” or “us”), in connection with the solicitation by our Board of Directors of proxies to be voted at our 2007 Annual Meeting of Stockholders (the “Meeting”) to be held in the Learning Center Auditorium of our corporate headquarters, located at 4500 Park Granada, Calabasas, California 91302, on Wednesday, June 13, 2007, at 10:00 a.m., Pacific Time, and at any adjournment or adjournments thereof. We are first mailing or otherwise making available to stockholders the Notice of Annual Meeting of Stockholders, this proxy statement and the accompanying proxy card on or about Friday, April 27, 2007.

In this proxy statement we refer to our Board of Directors as the “Board of Directors” or the “Board.” When we refer to our fiscal year, we mean the twelve-month period ending December 31 of the stated year (for example, Fiscal 2006 is January 1, 2006 through December 31, 2006), unless specifically stated otherwise.

QUESTIONS AND ANSWERS ON VOTING, PROXIES AND ATTENDANCE

What am I voting on?

You will be entitled to vote on the following proposals at the Meeting:

•	The election of three (3) Class II Directors to serve on our Board for a term expiring at the 2010 Annual Meeting of Stockholders;

•	The ratification of the appointment by the Audit and Ethics Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	A stockholder proposal, if properly presented.

Who is entitled to vote?

The Board has set April 16, 2007 as the record date for the Meeting (the “Record Date”). If you were the record owner of our common stock, par value $0.05 per share (the “Common Stock”), at the close of business on the Record Date, you may vote at the Meeting. Each stockholder of record on the Record Date is entitled to notice of, and to vote at, the Meeting and at any adjournment or adjournments thereof. You are entitled to one vote on each proposal for each share of our Common Stock you held on the Record Date.

How many shares must be present to hold the Meeting?

On the Record Date, there were 591,948,871 shares of our Common Stock issued and outstanding and, therefore, entitled to vote at the Meeting. The presence of a majority of the shares entitled to vote constitutes a quorum, which is required in order to hold the Meeting and conduct business. Your shares are counted as present at the Meeting if you:

•	are present and vote in person at the Meeting; or

•	have properly submitted a proxy card or voted by telephone or over the Internet.

How do I vote my shares?

If you are a stockholder of record, you may vote by using one of the following methods:

(i)	by mail,

(ii)	by telephone,

(iii)	over the Internet, or

(iv)	in person at the Meeting,

as instructed on the enclosed proxy card. Voting now will assure that your vote is counted.

Whether you vote (i) by mail; (ii) by telephone; (iii) over the Internet; or (iv) in person at the Meeting, the proxies identified on the back of the enclosed proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If no instructions are marked on the proxy card, the shares will be voted as recommended by the Board in this proxy statement.

If you own your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction form for you to use in directing the broker or nominee how to vote your shares. Please follow the instructions provided on such voting instruction form.

Can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company’s 2006 annual report, which includes the Form 10-K for the year ended December 31, 2006, are available in the Investor Relations section of www.countrywide.com.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

How do I vote if my shares are held in the Countrywide Financial Corporation 401(k) Savings and Investment Plan?

If you hold any shares in the Countrywide Financial Corporation 401(k) Savings and Investment Plan, your completed proxy card or telephone or Internet proxy vote will serve as voting instructions to the plan trustee.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you vote by telephone or the Internet, vote once for each proxy card you receive.

How many votes are required to approve each proposal?

The election of each Director requires the affirmative “FOR” vote of a plurality of the shares present at the Meeting and entitled to vote on the election of such Director. Approval of any other proposal requires the affirmative “FOR” vote of a majority of the shares present at the Meeting and entitled to vote on the proposal.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the Meeting for the purpose of determining a quorum. Your shares also will be counted as present at the Meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

If you hold your shares in “street name” and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (“NYSE”). Shares that constitute “broker non-votes” will be counted as present at the Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question.

Who will count the vote?

Representatives of American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes and act as independent inspector of election.

How does the Board recommend that I vote?

The Board recommends that you vote your shares as follows:

•	FOR the election of three (3) Class II Directors to serve on our Board for a term expiring at the 2010 Annual Meeting;

•	FOR the ratification of the appointment by the Audit and Ethics Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	AGAINST the stockholder proposal, if properly presented.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone or Internet and do not specify how you want to vote your shares, we will vote your shares:

•	FOR the election of three (3) Class II Directors to serve on our Board for a term expiring at the 2010 Annual Meeting;

•	FOR the ratification of the appointment by the Audit and Ethics Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	AGAINST the stockholder proposal, if properly presented.

May I revoke my proxy and change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote before it is taken at the Meeting by (i) delivering a written notice of revocation to the attention of the Secretary of the Company at 4500 Park Granada, MS CH-11B, Calabasas, California 91302, (ii) delivering a duly executed proxy bearing a later date (including proxy by telephone or over the Internet), or (iii) attending the Meeting and voting in person. As noted above, if you own your shares through a brokerage account or in another nominee form, you cannot vote in person at the Meeting unless you obtain a proxy from your broker or nominee and bring that proxy to the Meeting.

How can I attend the Meeting?

You must be a stockholder to attend the Meeting. You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the Meeting. If you hold your shares in “street name,” you also will need proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the Meeting by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

How do I vote my shares in person at the Meeting?

If you are a stockholder of record, to vote your shares at the Meeting you should bring the enclosed proxy card and proof of identification. If you own your shares in “street name,” to vote your shares at the Meeting you must obtain a proxy from your broker or nominee and bring that proxy to the Meeting.

Even if you plan to attend the Meeting, we encourage you to vote by proxy card, telephone or the Internet in advance of the Meeting, so your vote will be counted if you later decide not to attend the Meeting.

If you are a participant in the Countrywide Financial Corporation 401(k) Savings and Investment Plan, you may submit a proxy vote as described above, but you may not vote the shares attributable to your account under the Countrywide Financial Corporation 401(k) Savings and Investment Plan in person at the Meeting.

What does it cost the Company to solicit proxy materials?

We will pay the cost of the solicitation of proxies, including preparing and mailing the Notice of 2007 Annual Meeting of Stockholders, this proxy statement and the proxy card or voting instruction form. Following the mailing of this proxy statement, Directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our Common Stock will be requested to forward proxy soliciting materials to the beneficial owners of such shares and will be reimbursed by us for their charges and expenses in connection therewith at customary and reasonable rates. In addition, we have retained Morrow & Co., Inc. to assist in the solicitation of proxies. Our agreement with Morrow includes additional services for a total fee of $27,500 per six month period plus reimbursement of expenses.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Bylaws give the Board the power to set the number of Directors at no less than three nor more than fifteen, and the Board has currently fixed the number of Directors at ten. The Company currently has ten Directors. Directors serve three-year terms, which are staggered to provide for the election of approximately one-third of the Board each year.

The Board has nominated the following current Class II Directors – Henry G. Cisneros, Robert J. Donato and Harley W. Snyder – to stand for re-election for a three-year term expiring in 2010. Michael E. Dougherty, who is currently a Class II Director, notified the Company on March 29, 2007 that he will not stand for re-election.

Each Director will be elected by a plurality of the votes cast at the Meeting. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy card to vote for the nominees listed below and any person who may be designated by the Board to replace the nominee. The Board does not anticipate that any nominee will become unavailable, but if a nominee becomes unavailable, the proxies will be voted for the remainder of those nominated and the person, if any, who is designated by the Board to replace the nominee.

The nominees for election and the incumbent Directors whose terms of office will continue after the Meeting have provided the following information about themselves.

The Board recommends that the stockholders vote FOR each of the three nominees named below. Proxies will be voted FOR the election of the three nominees unless otherwise specified.

Nominees for Election to a Three-Year Term Expiring 2010 (Class II)

Henry G. Cisneros

Age 59, Director since 2001. Mr. Cisneros is the founder and Chairman of CityView America, a joint venture to build affordable homes in metropolitan areas. From 2000 to 2005, he was founder and Chairman of American CityVista, a joint venture with KB Home. From January 1997 to August 2000, he was President, Chief Operating Officer and a director of Univision Communications Inc., a Spanish language television network. From 1993 to 1997, he served as Secretary of Housing and Urban Development under President Clinton. He also served as Mayor of the City of San Antonio, Texas, from 1981 to 1989. Mr. Cisneros previously served on the board of directors of KB Home. He currently serves on the boards of directors of CityView America, New America Alliance and the San Antonio Hispanic Chamber of Commerce. He is also a member of the board of trustees of The Enterprise Foundation and an honorary life director of the National Civic League.

Robert J. Donato

Age 67, Director since 1993. Mr. Donato has been the President of Donato Financial Services since December 2004. From October 1997 to November 2004, Mr. Donato was employed as the Executive Vice President, Los Angeles Branch, of UBS Financial Services, Inc. and from January 1997 through September 1997, he was the President of Freedom Advisors, Inc., an investment advisor company. Prior thereto, Mr. Donato held the position of Executive Vice President, Director of Regional Institutional Sales for PaineWebber, Incorporated. Mr. Donato previously served on the boards of directors of Countrywide Mortgage Investments, Inc. (now IndyMac Bancorp,

Inc.), Paine Webber Development Corp. and the Juvenile Diabetes Research Foundation. He is an honorary member of the board of visitors of the Graziadio Graduate School of Business and Management at Pepperdine University.

Harley W. Snyder

Age 74, Director since 1991. Mr. Snyder has been the President of HSC, Inc., a real estate development company, since 1972, and President of The S-W Corporation, a land development company, since 1978. Mr. Snyder, a consultant and private investor in real estate, is also currently a managing member of Parke & Associates LLC, a real estate development company, a managing partner of Reason Bell Properties, LLC, a commercial property management company, and a managing member of South Coast, LLC and HS Air, LLC. From April 1997 to February 2000, he served as Senior Vice President, Real Estate, of Whiteco Industries, Inc., a company engaged in outdoor advertising, family entertainment, hotels and restaurants, land development and construction. Mr. Snyder previously served on the board of directors of Countrywide Mortgage Investments, Inc. (now IndyMac Bancorp, Inc.). Mr. Snyder was President of the National Association of Realtors in 1983 and has served as a director of that organization since 1972. He currently serves on the boards of directors of Countrywide Bank, FSB, Porter County Community Foundation, the Northwestern Indiana Regional Development Authority and serves on the board of trustees of Valparaiso University.

Incumbent Directors—Term Expiring 2009 (Class I)

Jeffrey M. Cunningham

Age 54, Director since 1998. Mr. Cunningham is the Chairman and Chief Executive Officer of NewsMarkets LLC, publishers of Directorship Magazine. He is also founder and Chairman of New England Ventures, LLC, an advisory and investment firm with interests in media and technology. Previously he served as Managing Director of Schroders International Finance Fund; president of CMGI, Inc., an Internet incubator; publisher of Forbes Magazine; and head of sales and marketing at Business Week Magazine. He currently serves as non-executive Chairman of the Board of Sapient Corporation and TheStreet.com, Inc. He formerly served on the boards of directors of Data General, Pagenet, Schindler Holdings and Premiere Group, Inc.

Martin R. Melone

Age 65, Director since 2003. Mr. Melone is a retired Partner of Ernst & Young LLP, effective June 2003, where he was responsible for global clients in a wide range of industries. He became a partner of that firm in 1975. Mr. Melone previously was a director of Parsons E&C Corporation. He currently serves on the boards of directors of Countrywide Bank, FSB, Internet Brands, Inc., an operator of media and e-commerce sites, and the Public Counsel Law Center and serves as a trustee of the California Science Center Foundation. Mr. Melone is also a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Robert T. Parry	Age 67, Director since 2004. Mr. Parry is the retired President and Chief Executive Officer, effective May 2004, of the Federal Reserve

Bank of San Francisco. He had served in such capacity since February 1986. Mr. Parry is a director and member of the Executive Committee of the San Francisco Bay Area Council of the Boy Scouts of America. He currently serves on the boards of directors of Janus Capital Group, Inc., PACCAR, Inc., the National Bureau of Economic Research and Countrywide Bank, FSB.

Incumbent Directors—Term Expiring 2008 (Class III)

Angelo R. Mozilo

Age 68, Director since 1969. Mr. Mozilo is the Chairman of the Board and Chief Executive Officer of the Company. Mr. Mozilo is a co-founder of the Company and has been Chairman of the Board of the Company since March 1999 and Chief Executive Officer of the Company since February 1998. Prior to his present position, he was President of the Company from March 2000 through December 2003 and served in other executive capacities since the Company’s formation in March 1969. Mr. Mozilo was the 1991-1992 President of the Mortgage Bankers Association of America and also served on its board of directors. He currently serves on the boards of directors of the Harvard Kennedy School Joint Center for Housing Studies and The Home Depot, Inc. Mr. Mozilo has informed Home Depot that he will not stand for re-election at Home Depot’s annual meeting in May 2007. He is also a member of the boards of trustees of the National Housing Endowment, Fordham University and Gonzaga University.

Oscar P. Robertson

Age 68, Director since 2000. Mr. Robertson is the President and Chief Executive Officer of Oscar Robertson Solutions L.L.C., a holding company, and Orchem Corporation, a manufacturer of specialty chemicals. He is also President and Chief Executive Officer of OR Document Management Services, LLC, a document management provider, and a member and manager of OR Food Force, LLC. Mr. Robertson is also General Partner of Oscar Robertson Media Ventures, a media publications firm. Mr. Robertson currently serves on the board of trustees of the Lupus Foundation of America, and he is an honorary spokesperson for the National Kidney Foundation. From 1960 to 1974, Mr. Robertson was a professional basketball player, and he was inducted into the National Basketball Hall of Fame in 1979.

Keith P. Russell

Age 61, Director since 2003. Mr. Russell has been the President and Chief Executive Officer of Russell Financial, Inc., a strategic and financial consulting firm, since 2001. From 1996 to 2001, he was Chairman of Mellon West where he established, expanded and oversaw Mellon’s West Coast operations and, from 1991 to 1996, he was Vice-Chairman and Chief Risk Officer of Mellon Financial Corporation. Prior to these positions, Mr. Russell served as President and Chief Operating Officer of Glendale Federal Bank. Mr. Russell currently serves on the boards of directors of Countrywide Bank, FSB, Nationwide Health Properties and Sunstone Hotel Investors, Inc. He also currently serves on the advisory board of Forrest Binkley and Brown Capital Partners, a venture capital firm, and is a member of the board of visitors of the UCLA Anderson School of Management.

BOARD AND COMMITTEE MEETINGS

During Fiscal 2006, the Board held fifteen meetings, ten of which were telephonic. In addition, separate committee meetings were held by the Audit and Ethics Committee, the Corporate Governance and Nominating Committee, the Compensation Committee, the Credit Committee, the Finance Committee and the Operations and Public Policy Committee. The primary purposes of each committee are described below.

During Fiscal 2006, each Board member who served on a committee, other than Kathleen Brown, was independent in accordance with the independence standards of the NYSE and the Company’s Categorical Board Independence Standards. Ms. Brown resigned from the Board of Directors effective March 29, 2007. Each member of the Board attended 75% or more of the meetings held during Fiscal 2006 by the Board and the committees on which he or she served while he or she was a Director, with the exception of Ms. Brown who attended 73% of Board meetings and 81% of all Board and committee meetings, and Michael E. Dougherty who attended 60% of Corporate Governance and Nominating Committee meetings and 91% of all Board and committee meetings.

Audit and Ethics Committee

Members:	Martin R. Melone (Chair)	Robert T. Parry
	Henry G. Cisneros	Keith P. Russell
2006 Meeting Frequency:	14

The primary function of the Audit and Ethics Committee is to assist the Board in overseeing the integrity of the Company’s financial statements and the financial and other information reporting processes of the Company; the Company’s compliance with legal and regulatory requirements; the independent auditor’s selection, qualifications, performance and independence; the Company’s internal audit function and the performance thereof, and the Company’s system of internal controls; the Company’s Code of Business Ethics; the Company’s Related Person Transaction Policy; and the Company’s audit, ethics, compliance and accounting processes generally. The Audit and Ethics Committee consults with and reviews the reports and recommendations of the Company’s independent auditor and reports thereon to the Board, meets with the Company’s internal auditors to review policy and procedural matters and meets with management on financial matters.

Compensation Committee

Members:	Harley W. Snyder (Chair)	Robert J. Donato
	Michael E. Dougherty	Oscar P. Robertson
2006 Meeting Frequency:	29

The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to the compensation of the Company’s Directors, executives and employees. The responsibilities of the Compensation Committee include succession planning and related recommendations to the Board.

Corporate Governance and Nominating Committee

Members:	Michael E. Dougherty (Chair)	Robert J. Donato
	Henry G. Cisneros	Harley W. Snyder
2006 Meeting Frequency:	5

The purpose of the Corporate Governance and Nominating Committee is to identify individuals qualified to become members of the Board consistent with criteria approved by the Board; select, or recommend that the Board select, director nominees for election; advise the Board with respect to the organization of the Board and its committees; develop and recommend to the Board corporate governance principles; and oversee the annual evaluation of the Board and its committees.

Credit Committee

Members:	Keith P. Russell (Chair)	Robert T. Parry
	Jeffrey M. Cunningham
2006 Meeting Frequency:	5

The Credit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the credit objectives, policies, controls, procedures and activities of the Company, including the review of the Company’s credit exposures, credit limits, loss reserve methodology, loss mitigation and loss reserve positions. Ms. Brown was a member of the Credit Committee until her resignation, which was effective March 29, 2007.

Finance Committee

Members:	Robert J. Donato (Chair)	Martin R. Melone
	Oscar P. Robertson	Keith P. Russell
2006 Meeting Frequency:	10

The purpose of the Finance Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the financial objectives, policies, procedures and activities of the Company, including the review of the Company’s capital structure, source of funds, liquidity and financial position.

Operations and Public Policy Committee

Members:	Robert T. Parry (Chair)	Jeffrey M. Cunningham
	Henry G. Cisneros	Oscar P. Robertson
2006 Meeting Frequency:	5

The purpose of the Operations and Public Policy Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee: (i) the Company’s operational objectives, policies, procedures and activities including its public affairs, community affairs and public policy objectives; (ii) operational risk matters; (iii) technology and technology security risk matters; (iv) reputational risk matters; and (v) matters relating to responsible lending, fair lending and the Company’s community lending programs. Ms. Brown was a member of the Operations and Public Policy Committee until her resignation, which was effective March 29, 2007. Mr. Robertson was appointed to the Operations and Public Policy Committee on April 9, 2007.

CORPORATE GOVERNANCE PRACTICES

Corporate Governance Guidelines

The Board is governed by Corporate Governance Guidelines, which are amended from time to time to incorporate certain current best practices in corporate governance. The Corporate Governance Guidelines may be found on the Company’s website at www.countrywide.com and are available in print upon written request to the Company’s Secretary. The Board’s corporate governance practices include the following:

•

Lead Director—The independent members of the Board select a Lead Director. The Lead Director chairs the executive sessions of non-employee and independent Directors, consults with the Chairman of the Board concerning the agenda for Board meetings and performs such other duties as the non-employee and independent Directors may designate. The current Lead Director is Michael E. Dougherty. Stockholders and interested parties may communicate with the Lead Director by following the procedure described below under the heading “Communicating with the Board.”

•

Executive Sessions—The Company’s non-employee Directors meet at regularly scheduled executive sessions on at least a quarterly basis. The Lead Director presides over these executive sessions, which are attended only by the non-employee Directors. In addition, at least once per year, the Board meets in executive session with only independent Directors present.

•

Board Evaluation—The Board has an annual evaluation process that is led by the Corporate Governance and Nominating Committee. This evaluation focuses on the role and effectiveness of the Board and its committees. As part of this evaluation process, each committee performs an assessment of its effectiveness and each Director performs a self-evaluation. The results of the Board, committee and Director evaluations are summarized and presented to the Board.

•

Director Education Programs—The Company provides an orientation program for each new Director that includes meetings with members of the Company’s management. Directors are encouraged to attend seminars covering topics that relate to directors of publicly traded companies. Additionally, each Director is expected to take steps reasonably necessary to be adequately informed about the Company and external matters affecting the Company.

•	Retirement Age—The Board has established a mandatory retirement age of 75. A Director may, however, be nominated for election even though he or she will reach the age of 75 during the next term.

•

Access to Management—The Company affords its Directors full and unrestricted access to the Company’s management. Key members of management attend Board and committee meetings to present information concerning various aspects of the Company, its operations and results.

•

Outside Advisors—The Board vests its committees with the authority to retain outside advisors. The Audit and Ethics Committee has the sole authority to retain and terminate independent accountants as well as outside advisors and consultants. The Compensation Committee has the sole authority to engage any outside consultant to be used to assist it in the evaluation of Director and senior executive compensation. The Corporate Governance and Nominating Committee has the sole authority to retain search firms to be used to identify candidates for Directors.

•

Investment in the Company—The Board has adopted a stock ownership requirement that each non-employee Director own at least 10,000 shares of the Company’s common stock by the later of November 2009 or within five years of a new Director joining the Board.

•

Limitation on Number of Boards—No Director may serve on more than four publicly traded company boards without the Board’s consent and no member of the Audit and Ethics Committee may simultaneously serve on the audit committee of more than three publicly traded companies.

•

Change in Circumstances—If a Director has a substantial change in professional responsibilities, occupation or business association, he or she must offer his or her resignation to the Board. If a Director intends to accept an invitation to join the board of directors of another publicly traded company or is or believes he or she will be subject to events or circumstances that could adversely affect the Company or his or her fitness to serve on the Board or any of its committees, the Director must notify the Corporate Governance and Nominating Committee.

Board Independence

At least annually, the Corporate Governance and Nominating Committee reviews the independence of each non-employee Director and makes recommendations to the Board and the Board affirmatively determines whether each Director qualifies as independent. The Board recognizes that members of the Audit and Ethics Committee or the Compensation Committee may be subject to more stringent standards of independence. Each Director must keep the Corporate Governance and Nominating Committee fully and promptly informed as to any developments that might affect the Director’s independence.

Mr. Mozilo, the Company’s Chairman and Chief Executive Officer, is the only Director who also serves the Company in a management capacity. The Board has determined that each of the current Directors, except for Mr. Mozilo, as a result of his management positions, has no material relationship with the Company and is independent in accordance with the independence standards of the NYSE and within the meaning of the Company’s Categorical Board Independence Standards. Kathleen Brown, a former Director, is head of West Coast Municipal Finance for Goldman Sachs & Co., which, together with its subsidiaries and affiliates (“Goldman”), provides a significant amount of financing to, and performs advisory and other services for, the Company. Prior to her resignation from the Board effective March 29, 2007, Ms. Brown was not considered to be independent in accordance with the independence standards of the NYSE and within the meaning of our Categorical Board Independence Standards as a result of her position with Goldman. The Company’s Categorical Board Independence Standards are available on the Company’s website at www.countrywide.com and are available in print upon written request to the Company’s Secretary.

Henry G. Cisneros, Robert J. Donato and Harley W. Snyder, the Class II Director nominees, are each considered independent in accordance with the independence standards of the NYSE and within the meaning of the Company’s Categorical Board Independence Standards.

Code of Business Ethics

The Company has adopted a Code of Business Ethics that applies to all of the Company’s employees, officers and Directors, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Ethics is available on the Company’s website at www.countrywide.com and is available in print upon written request to the Company’s Secretary. The Company will disclose on its website if there are any amendments to its Code of Business Ethics or if any waivers to its Code of Business Ethics are granted to the principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions. There were no waivers of the Code of Business Ethics during Fiscal 2006.

Board Committees and Charters

The Board’s committees are: Audit and Ethics Committee, Compensation Committee, Corporate Governance and Nominating Committee, Credit Committee, Finance Committee and Operations and Public Policy Committee.

Under a long-standing policy of the Board, each of the Board’s committees operates under its own written charter. All committee charters are available on the Company’s website at www.countrywide.com and are available in print upon written request to the Company’s Secretary.

Audit and Ethics Committee

The Audit and Ethics Committee currently consists of four Directors: Martin R. Melone, Henry G. Cisneros, Robert T. Parry and Keith P. Russell. The Board has determined that each member of the Audit and Ethics Committee meets the independence requirements of the NYSE’s listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (“Exchange Act”). The Audit and Ethics Committee operates under a written charter that is available on the Company’s website at www.countrywide.com and is available in print upon request to the Company’s Secretary. The charter specifies the scope of the Audit and Ethics Committee’s responsibilities and how it is to carry out those responsibilities.

The Board has determined that Audit and Ethics Committee members Mr. Melone and Mr. Russell are audit committee financial experts, as defined by Item 407 of Regulation S-K. The Board has also determined that each of the Audit and Ethics Committee members is financially literate under the NYSE’s listing standards.

Compensation Committee

The primary purpose of the Compensation Committee is to oversee and evaluate the Company’s overall compensation structure, policies and programs, and assess whether these establish the appropriate incentives for management and other employees. The Compensation Committee determines the compensation for the Chief Executive Officer and the executive officers of the Company. The Compensation Committee is responsible for overseeing the granting of equity awards throughout the Company. The Compensation Committee also reviews the compensation of the Directors of the Board and makes recommendations to the full Board for approval.

The Compensation Committee operates under a written charter that was amended and restated on September 27, 2006 and is available on the Company’s website at www.countrywide.com and is available in print upon written request to the Company’s Secretary. Each of the members of the Compensation Committee is considered “independent” by the Board according to the NYSE listing standards, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and a “non-employee” director pursuant to Section 16 of the Exchange Act.

Compensation Committee Interlocks and Insider Participation. During Fiscal 2006, the following individuals served as members of the Compensation Committee: Harley W. Snyder, Jeffrey M. Cunningham, Robert J. Donato, Michael E. Dougherty, Edwin Heller and Oscar P. Robertson. None of these individuals has ever served as an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company has served as a director or member of the compensation committee of another entity at which an executive officer of such entity is also a Director of the Company.

Nomination of Directors

The Board has a Corporate Governance and Nominating Committee and has determined that each member of this committee is independent and meets the independence requirements of the NYSE’s listing standards. The Corporate Governance and Nominating Committee operates under a written charter that is available on the Company’s website at www.countrywide.com and is available in print upon written request to the Company’s Secretary.

Directors may be nominated by the Board or by stockholders in accordance with the Bylaws of the Company. As a matter of course, the Corporate Governance and Nominating Committee reviews the qualifications of potential nominees to determine whether they might be good candidates for consideration for membership on the Board. The Corporate Governance and Nominating Committee will review all proposed nominees for the Board, including those proposed by stockholders, in accordance with its charter and the Company’s Corporate Governance Guidelines. This review will include an evaluation of the person’s judgment, experience, independence and understanding of the Company’s business and industry or other related industries, as well as any other factors the Corporate Governance and Nominating Committee determines are relevant to the needs of the Board and the Company. The Board believes that its nominees should reflect a diversity of experience, gender, race, ethnicity and age. The Corporate Governance and Nominating Committee will select qualified candidates and review its recommendations with the Board, which will decide whether to invite the candidate to be a nominee for election to the Board. The Company has not previously paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

For a stockholder to submit a candidate for consideration by the Corporate Governance and Nominating Committee, the stockholder must notify the Company’s Secretary. In addition, the Company’s Bylaws permit a stockholder to nominate directors for election at a stockholder meeting, provided the stockholder notifies the Company’s Secretary not less than sixty days and not more than ninety days prior to the date scheduled for such meeting, except as otherwise set forth in the Company’s Bylaws. Notices should be sent to the attention of: Secretary, Countrywide Financial Corporation, 4500 Park Granada, MS CH-11B, Calabasas, CA 91302. Whether submitting a candidate for consideration or nominating a director for election, the stockholder must set forth the following information in the notice:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class and number of shares of the Company’s equity securities which are Beneficially Owned (as defined in the Company’s Bylaws) by the proposed nominee on the date of the stockholder notice;

•

any other information relating to the proposed nominee that would be required to be disclosed pursuant to Regulation 13D of the Exchange Act in connection with the acquisition of shares and, pursuant to Regulation 14A under the Exchange Act, in connection with the solicitations of proxies with respect to nominees for election as directors, regardless of whether the proposed nominee is subject to the provisions of such regulations;

•	any other information the stockholder believes is relevant concerning the proposed nominee;

•	the written consent of the proposed nominee to being named as a nominee and to serve as a director if elected;

•

whether the proposed nominee is only being submitted for consideration by the Corporate Governance and Nominating Committee or is actually being nominated for election as a Director at the upcoming stockholder meeting;

•

the name and address, as they appear on the Company’s books, of the stockholder who is submitting the notice and any other stockholder who is a record or Beneficial Owner of any equity securities of the Company and who is known by the submitting stockholder to be supporting the proposed nominee;

•

the class and number of shares of the Company’s equity securities which are Beneficially Owned and owned of record by the submitting stockholder on the date of the stockholder notice and the number of shares of the Company’s equity securities Beneficially Owned and owned of record by any person known by the submitting stockholder to be supporting the proposed nominee on the date of the stockholder notice;

•

a description of all arrangements or understandings between the stockholder who is submitting the notice and any other person (naming such person) pursuant to which such stockholder’s nomination is being made;

•

if the stockholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of stockholders, a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice; and

•

if applicable, any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Communicating with the Board

Stockholders and interested parties may communicate directly with the members of the Board of Directors, including the Lead Director. All communications should be directed to the Company’s Secretary at Countrywide Financial Corporation, 4500 Park Granada, MS CH-11B, Calabasas, California 91302 and should prominently indicate on the outside of the envelope that it is intended for a member of the Board of Directors. Each communication intended for the Board and received by the Secretary will be cleared through normal security procedures and will be opened, read and copied. The Secretary will have discretion to determine whether stockholder communications are proper for submission to the intended recipient. Communications that are solicitations, duplicative of previously submitted communications or frivolous in nature shall presumptively be deemed to be inappropriate for submission to the intended recipient. The Secretary or her designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company employees or agents who are responsible for analyzing or responding to complaints or requests.

Attendance by Members of the Board at the 2007 Annual Meeting of Stockholders

The Company encourages each member of the Board to attend the annual meeting of stockholders. All Directors attended the 2006 Annual Meeting of Stockholders. All continuing Directors intend to be present for the Meeting.

EXECUTIVE OFFICERS

The executive officers of the Company, as of the date of this proxy statement, selected at the annual organizational meeting of the Board of Directors held on June 14, 2006, or subsequently appointed, to serve until their successor has been elected and qualified or until their earlier resignation or removal, are as follows:

Name	Age	Office	Employed Since
Angelo R. Mozilo	68	Chairman of the Board and Chief Executive Officer	1969
David Sambol	47	President and Chief Operating Officer	1985
Kevin W. Bartlett	49	Executive Managing Director, Chief Investment Officer	1984
Carlos M. Garcia	51	Executive Managing Director, Banking and Insurance	1984
Andrew Gissinger III	47	Executive Managing Director, Residential Lending	1995
Ranjit M. Kripalani	47	Executive Managing Director, Capital Markets	1998
Sandor E. Samuels	54	Executive Managing Director, Chief Legal Officer	1990
Jack W. Schakett	55	Executive Managing Director, Chief Operations Officer	1998
Eric P. Sieracki	50	Executive Managing Director and Chief Financial Officer	1988
Marshall M. Gates	55	Senior Managing Director and Chief Administrative Officer	1988
Anne D. McCallion	52	Senior Managing Director and Chief of Financial Operations and Planning	1991
Laura K. Milleman	46	Senior Managing Director and Chief Accounting Officer	1989
Jeffrey K. Speakes	55	Senior Managing Director and Chief Economist	1992

Angelo R. Mozilo, a co-founder of the Company, has served the Company as its Chairman of the Board since March 1999 and its Chief Executive Officer since February 1998. Mr. Mozilo was President of the Company from March 2000 through December 2003 and has served in other executive capacities since the Company’s formation in March 1969.

David Sambol joined the Company in 1985 and became a Managing Director in July 1994. He has served the Company in a number of executive positions, including Senior Managing Director and Chief of Production. In January 2004, Mr. Sambol was elected Executive Managing Director and Chief of Mortgage Banking and Capital Markets. In September 2006, Mr. Sambol was elected President and Chief Operating Officer. Mr. Sambol is also the Chairman of the Board and Chief Executive Officer of the Company’s principal operating subsidiary, Countrywide Home Loans, Inc.

Kevin W. Bartlett joined the Company in 1984 and became a Managing Director in July 1991. He has served the Company in a number of executive positions, including Senior Managing Director and Chief of Secondary Markets. In September 2006, he was promoted to Executive Managing Director, Chief Investment Officer.

Carlos M. Garcia joined the Company as Vice President, Finance in 1984 and was promoted to Managing Director in 1990. Mr. Garcia has served the Company in several executive positions, including Chief Financial Officer, and he currently holds the title of Executive Managing Director, Banking and Insurance.

Andrew Gissinger III originally joined the Company in 1995 as Senior Vice President, Correspondent Lending Division, and left in 1997. After returning to the Company in January 2001, he served in a number of executive positions before being promoted to Senior Managing Director, Banking and Insurance Operations. He currently holds the title of Executive Managing Director, Residential Lending. Mr. Gissinger is also President, Chief Operating Officer and Head of Mortgage Lending of the Company’s principal operating subsidiary, Countrywide Home Loans, Inc.

Ranjit M. Kripalani joined the Company as Executive Vice President, National Sales Manager of Countrywide Securities Corporation in 1998. He held a number of executive positions before being promoted to Managing Director and President of Countrywide Securities Corporation in 2001. He currently serves as Executive Managing Director, Capital Markets.

Sandor E. Samuels joined the Company in 1990 as Senior Vice President, General Counsel and Secretary. He was promoted to Managing Director, Legal, General Counsel and Secretary in April 1991. He currently holds the title of Executive Managing Director, Chief Legal Officer.

Jack W. Schakett joined the Company as Senior Vice President, Chief Operating Officer in 1998. After having held a number of executive positions, Mr. Schakett was promoted to Managing Director & Chief Operating Officer, Institutional Mortgage Services Group in 2002. He currently serves as Executive Managing Director, Chief Operations Officer.

Eric P. Sieracki joined the Company in 1988 as Senior Vice President of Countrywide Asset Management Corp. In 1996, after holding several executive positions at the Company, he was promoted to Managing Director, and in 2002 he was promoted to Senior Managing Director. In April 2005, he was promoted to Executive Managing Director and Chief Financial Officer.

Marshall M. Gates joined the Company in 1988 as Senior Vice President. Mr. Gates served in a number of executive positions prior to his promotion to Managing Director in 1990. He currently holds the title of Senior Managing Director and Chief Administrative Officer.

Anne D. McCallion joined the Company in 1991 and has served in a number of executive positions. Ms. McCallion was promoted to Managing Director in September 1997 and, in April 2003, she was elected Senior Managing Director, Operations. She currently holds the title of Senior Managing Director and Chief of Financial Operations and Planning.

Laura K. Milleman joined the Company in 1989 as Budget Director. Having served in a number of executive positions, Ms. Milleman was appointed Executive Vice President and Chief Accounting Officer in July 1999. In June 2002, Ms. Milleman was promoted to Managing Director and Chief Accounting Officer. She currently holds the title of Senior Managing Director and Chief Accounting Officer.

Jeffrey K. Speakes joined the Company in 1992 and was promoted to Managing Director in September 1996. He has served the Company in a number of executive positions and currently holds the title of Senior Managing Director and Chief Economist.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following information sets forth the number of shares of our Common Stock beneficially owned as of April 4, 2007 (except for shares held in the Company’s 401(k) plan, which are as of December 31, 2006, or as otherwise indicated) by each of the Company’s Directors, each executive officer named in the “Summary Compensation Table” herein (the “named executive officers”), and all Directors and executive officers as a group. Unless otherwise indicated, beneficial ownership numbers represent shares over which the beneficial owner has sole voting and dispositive power.

Name or Number of Persons in Group	Number of Shares Owned(1)		Exercisable Stock Options(2)	Total	Percent of Class(3)(%)
Named Executive Officers
Angelo R. Mozilo	1,021,546	(4)	8,193,365	9,214,911	1.5%
Eric P. Sieracki	166,508	(5)	422,721	589,229
David Sambol	73,391	(5)	2,361,757	2,435,148
Ranjit M. Kripalani	7,744	(5)	212,286	220,030
Carlos M. Garcia	553,846	(5)	944,841	1,498,687
Stanford L. Kurland	180,642	(6)	—	180,642

Non-Employee Directors (Including Nominees)
Henry G. Cisneros	30,412		—	30,412
Jeffrey M. Cunningham	121,123		72	121,195
Robert J. Donato	139,278		204,404	343,682
Michael E. Dougherty	82,523	(7)	159,535	242,058
Martin R. Melone	32,189	(8)	—	32,189
Robert T. Parry	25,022		—	25,022
Oscar P. Robertson	42,810		—	42,810
Keith P. Russell	31,156		—	31,156
Harley W. Snyder	89,571		—	89,571
All Directors and executive officers as a group (23 persons)(9)	2,764,993		15,143,155	17,908,148	3.0%

(1)	Excludes restricted stock units that were granted on April 2, 2007 as follows: for Mr. Mozilo, 393,847 restricted stock units; for Mr. Sieracki, 53,470 restricted stock units; for Mr. Sambol, 137,489 restricted stock units; for Mr. Kripalani, 22,918 restricted stock units; and for Mr. Garcia, 30,555 restricted stock units. Also excludes for Mr. Mozilo, 90,000 restricted stock units that are vested but have been deferred. Includes the following: for Mr. Kripalani, 2,866 shares of restricted stock; for Mr. Cisneros, 6,721 shares of restricted stock; for Mr. Cunningham, 6,721 shares of restricted stock; for Mr. Donato, 6,721 shares of restricted stock; for Mr. Dougherty, 6,721 shares of restricted stock; for Mr. Melone, 8,431 shares of restricted stock; for Mr. Parry, 8,431 shares of restricted stock; for Mr. Robertson, 6,721 shares of restricted stock; for Mr. Russell, 8,431 shares of restricted stock; for Mr. Snyder, 8,431 shares of restricted stock.
(2)	Represents shares subject to stock options or stock appreciation rights that were exercisable on April 4, 2007 or will become exercisable within 60 days of April 4, 2007.
(3)	Percentage information is omitted for individuals who own less than one percent of the outstanding shares of the Common Stock and shares deemed outstanding due to exercisable options and stock appreciation rights. There were 591,441,231 shares of the Company’s Common Stock outstanding at the close of business on April 4, 2007.
(4)	Includes 126,999 shares for the Mozilo Family Foundation. Mr. Mozilo has no pecuniary interest in the foundation’s shares and disclaims beneficial ownership of those shares. The number of shares reported also includes 2,892 shares owned by Phyllis Mozilo, wife of Mr. Mozilo, as to which Mr. Mozilo disclaims beneficial ownership. Mr. Mozilo shares voting and dispositive power with respect to 196,249 shares owned by the Mozilo Living Trust. The number of shares reported also includes 656,956 shares held in Mr. Mozilo’s 401(k) plan and 25,000 shares in a Grantor Retained Annuity Trust.

(5)	Includes 11,856, 10,043, 3,024, and 35,510 shares held in the Company’s 401(k) plan by Messrs. Sieracki, Sambol, Kripalani and Garcia, respectively.
(6)	The beneficial ownership reported is as of October 9, 2006. On September 7, 2006, Mr. Kurland’s employment with the Company was terminated.
(7)	Includes 15,000 shares for the Dougherty Family Foundation. Mr. Dougherty has no pecuniary interest in the foundation’s shares and disclaims beneficial ownership of those shares.
(8)	Mr. Melone shares voting and dispositive power with respect to 17,650 shares owned by the Melone Family Trust.
(9)	This total does not include shares beneficially owned by Mr. Kurland. This total includes shares beneficially owned by James Furash. Mr. Furash resigned as Senior Managing Director and President of Countrywide Bank, FSB on April 9, 2007 and is no longer an employee of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s Directors and executive officers to report their ownership of and transactions in the Company’s Common Stock to the Securities and Exchange Commission (“SEC”) and the NYSE. Copies of these Section 16 reports are also required to be supplied to the Company and such reports are available on our website at www.countrywide.com. Specific dates for filing these Section 16 reports have been established by the SEC, and the Company is required to report in this proxy statement any failures of its Directors and executive officers to file by the relevant due date any of these reports during Fiscal 2006.

Based solely on its review of the copies of the Section 16 reports received by it with respect to Fiscal 2006, the Company believes that all such filing requirements were satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows, with respect to each person or entity known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock as of December 31, 2006, except as noted, based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G through April 16, 2007: (i) the number of shares of the Company’s Common Stock so owned and (ii) the percentage of all shares outstanding represented by such ownership.

Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class (1)
Barclays Global Investors, NA (2)	60,490,454	10.34%
45 Fremont Street
San Francisco, CA 94105

Legg Mason Capital Management, Inc. (3)	48,299,422	8.25%
100 Light Street
Baltimore, MD 21202

The TCW Group, Inc. (4)	31,286,009	5.35%
865 South Figueroa Street
Los Angeles, CA 90017

(1)	The “Percent of Class” reported in this column has been calculated based upon the number of shares of Common Stock outstanding as of December 31, 2006 and may differ from the “Percent of Class” reported in statements of beneficial ownership filed with the SEC.

(2)	As reported in a second Amendment to Schedule 13G filed with the SEC on February 13, 2007 by Barclays Global Investors, NA, a bank (“BGI”), Barclays Global Fund Advisors, an investment adviser (“BGFA”), Barclays Global Investors, Ltd., a bank (“BGIL”), Barclays Global Investors Japan Trust and Banking Company Limited, a bank (“BGIJT”), and Barclays Global Investors Japan Limited, an investment adviser (“BGIJL”). In the Schedule 13G, the Barclays reporting entities do not affirm the existence of a group and state that their shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The Barclays reporting entities disclosed that, taken as a whole, they have sole voting power as to 53,757,459 shares and sole dispositive power as to 60,490,454 shares. The respective Barclays reporting entities disclosed voting and dispositive power as follows: BGI, sole voting power as to 41,241,606 shares and sole dispositive power as to 47,974,601 shares; BGFA, sole voting and dispositive power as to 3,403,259 shares; BGIL, sole voting and dispositive power as to 6,420,138 shares; BGIJT, sole voting and dispositive power as to 689,212 shares; and BGIJL, sole voting and dispositive power as to 2,003,244 shares.
(3)	As reported in an Amendment No. 1 to Schedule 13G filed with the SEC on February 15, 2007 by Legg Mason Capital Management, Inc., an investment adviser (“Legg Mason”). Legg Mason disclosed that it is an investment adviser that manages various accounts that have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Legg Mason reported that it had shared voting and dispositive power as to 48,299,422 shares.
(4)	As reported in a Schedule 13G filed with the SEC on February 12, 2007 by The TCW Group, Inc., a parent holding company (“TCW”), on behalf of itself and its direct and indirect subsidiaries, which collectively constitute The TCW Group, Inc. business unit (the “TCW Business Unit”). TCW reports that the following subsidiaries are persons described in Rule 13d-1(b) of the Exchange Act, as amended: Trust Company of the West, a bank, TCW Asset Management Company, an investment adviser, TCW Investment Management Company, an investment adviser, and TCW Capital Investment Corporation. TCW does not affirm the existence of a group and states that various persons other than those reported on the Schedule 13G have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. TCW on behalf of the TCW Business Unit disclosed shared voting power as to 26,600,758 shares and shared dispositive power as to 31,286,009 shares.

STOCK DIVIDENDS

The Company effected stock splits in the form of stock dividends to its stockholders on the dates and in the amounts indicated below:

Date	Amount
December 17, 2003	4-for-3
April 12, 2004	3-for-2
August 30, 2004	2-for-1

For the purposes of consistency and clarity, all equity ownership information reported in this proxy statement, including numbers, amounts, prices and percentages, has been adjusted to give effect to all stock dividends.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation programs are intended to enhance the interests of our stockholders by attracting the highest level of executive talent, encouraging our executives to remain with the Company, rewarding our executive officers for financial and individual performance, and aligning the interests of our executives with those of our stockholders. We believe our superior financial performance has been driven by the talent of our executive officers, including the named executive officers listed in the “Summary Compensation Table.” We provide total compensation packages that are very competitive in order to attract and retain highly talented executives who thrive in our challenging and dynamic environment.

We believe our short- and long-term performance is dependent upon the quality and motivation of our executive team, and our executive compensation policies and programs have been effective at recruiting, retaining and motivating our executives to achieve a superior level of performance for the Company. Our policies and programs have contributed to attracting and retaining an executive management team that has an average tenure of 22 years and has delivered outstanding financial results through many different business cycles. From the fiscal year ended February 28, 1997 through Fiscal 2006, the Company’s net earnings expanded at a compound annual growth rate of approximately 26%, from approximately $257 million to $2.7 billion while earnings per diluted share increased by a compound annual growth rate of 22%, from $0.61 per diluted share to $4.30 per diluted share. In addition, over the 10-year period from December 31, 1996 through December 31, 2006, our stockholders would have received a 563% total return. We believe that these extraordinary results, especially in light of a transitioning business environment, demonstrate the effectiveness of our senior management team, and the success of our compensation programs in retaining and motivating these executives.

Executive Compensation Objectives

Our compensation programs have been designed with the following objectives in mind.

Attraction and Retention of the Highest Level of Executive Talent. In light of the complexity and challenges of the diversified financial services industry, we believe that intellectual capital is critical to the success of the Company. Our compensation programs are intended to retain and attract the highest level of executive talent in our industry, including those identified as our future senior leaders. In order to retain and attract executive talent with proven skills and experience, we believe that our compensation programs must be competitive and compare favorably with those offered by other companies with which we compete for a limited pool of executive talent.

Pay for Performance. Our compensation programs are intended to motivate our named executive officers to achieve a superior level of performance in the diversified financial services industry. The amount of compensation for each named executive officer is intended to reflect the executive’s experience, his or her individual performance and the performance of the Company. Several of our compensation programs are expressly tied to performance of the Company or the named executive officer, including our annual incentive awards program and our equity awards program. In general, our compensation is heavily weighted toward performance-based pay, and we seek to balance incentives for both short-term and long-term performance.

Shareholder Alignment. We seek to align the interests of our named executive officers with our stockholders by using cash and equity based incentives that link executive compensation to the Company’s short- and long-term performance.

Recent Enhancements to Our Compensation Programs

Our compensation programs have been effective in motivating our executives to deliver strong financial results for the Company and its stockholders. However, we continually review them to ensure compensation remains appropriately linked to our performance through an evolving business environment. In that regard, we recently made a number of enhancements to our compensation programs that are intended to further strengthen performance objectives. These changes include the following:

•	We made achievement of annual incentive award performance targets and above target payouts more difficult.

•	We established stock ownership guidelines for all our executive officers.

•	For our Chief Executive Officer and President and Chief Operating Officer, we reduced targeted levels of compensation within our benchmarking peer group.

•	We reduced the base salary and maximum non-equity incentive award for our Chief Executive Officer.

•

We changed the mix of our long-term equity incentive awards from 100% stock options or stock appreciation rights (“SARs”) to 50% performance based restricted stock units and 50% SARs. The restricted stock units only vest upon the achievement of certain performance criteria.

•	We refined our peer group for competitive benchmarking purposes.

•	We limited the availability of certain executive perquisites to current recipients; these perquisites will not be offered to new executives.

Many of these changes are reflected in our compensation plans effective for Fiscal 2007 and recent employment agreements with our Chairman and Chief Executive Officer, Angelo R. Mozilo, and our new President and Chief Operating Officer, David Sambol. We believe that these agreements are crucial to our continued success because they provide for the continued leadership of our company by talented, uniquely experienced and long-tenured executives who have overseen the Company through many different business cycles.

Determining Fiscal 2006 Compensation

The Compensation Committee. Under its charter, the Compensation Committee has the sole authority to determine and approve compensation packages for our Chief Executive Officer and each of the other executive officers who are required to file reports under Section 16 of the Securities Exchange Act of 1934. The Compensation Committee oversees our benefit and incentive plans, evaluates the performance of our executive officers, and reviews and approves our compensation programs on an annual basis. The Compensation Committee is comprised solely of independent Directors and reports to the Board of Directors. The Compensation Committee is also responsible for setting the compensation for the members of our Board of Directors and the board of directors of our subsidiary, Countrywide Bank, FSB.

With respect to the compensation packages for each of our other named executive officers (other than the Chief Executive Officer), the Compensation Committee and its independent consultant (described below) reviews recommendations from our management (except with respect to our Chief Executive Officer), considers each executive’s performance in light of his goals and approves each executive’s compensation package. The Compensation Committee reviews tally sheets describing current compensation packages to facilitate its final decisions.

Consultants and Advisors to the Compensation Committee. The Compensation Committee has the authority to retain the services of outside consultants to assist it in performing its responsibilities. In early 2006, the Compensation Committee tightened the independence standards it applied to its compensation consultants. Since its then-current consultant, Hewitt Associates LLC (“Hewitt”), provided additional services to the Company unrelated to its services for the Compensation Committee, the Committee terminated its relationship with Hewitt.

The Compensation Committee then engaged Exequity LLP (“Exequity”) to provide executive compensation advice to the Committee. Exequity provides data on the compensation and relative performance of peer group companies, recommends compensation programs, makes presentations on regulatory and legislative matters affecting executive compensation, provides opinions on the degree to which compensation arrangements are consistent with market practices and Company objectives, and consults on other compensation matters as needed. Exequity does not provide any other services to the Company. Throughout Exequity’s tenure as consultant to the Compensation Committee, an Exequity consultant has attended all of the Compensation Committee meetings in person or by phone and met in executive session with the Compensation Committee on numerous occasions.

The Compensation Committee also utilizes the services of a law firm, O’Melveny & Myers LLP (“O’Melveny”), to assist it in connection with compensation related matters, including an annual evaluation of the Compensation Committee. O’Melveny has been retained to represent the independent directors of the Board and does not provide any other services to the Company.

Management’s Role in Establishing Compensation. Our management, including our Chief Executive Officer, our President, our Senior Managing Director – Chief Administration Officer and our Senior Managing Director of Human Resources, makes recommendations to the Compensation Committee with respect to each component of executive compensation, including recommendations with respect to the target levels and payout amounts for annual incentive awards. No executive officer has any role in recommending or approving his or her own compensation.

Consultants to Our Management. Our management has retained the services of Towers Perrin Forster & Crosby, Inc. (“Towers Perrin”) to assist management in making its recommendations to the Compensation Committee. Towers Perrin conducts compensation studies of peer group companies, responds to technical and compensation design requests, and makes recommendations based on various factors, including Company performance, target positioning and the Company’s overall compensation philosophy.

Employment Agreements. The compensation packages for Messrs. Mozilo, Sambol and Kurland were established in connection with negotiation of their employment agreements, each of which were subject to the approval of the Compensation Committee. Mr. Mozilo’s compensation for January 1, 2006 through February 28, 2006 was governed by an employment agreement effective as of March 1, 2001. Mr. Mozilo’s compensation for March 1, 2006 through December 31, 2006 was governed by an employment agreement effective September 2, 2004. Mr. Sambol’s compensation for Fiscal 2006 was governed by an employment agreement effective March 1, 2003. Mr. Kurland’s compensation for Fiscal 2006 was governed by an employment agreement effective February 28, 2003 and amended January 1, 2004. Mr. Kurland’s employment agreement was terminated September 7, 2006, as more fully described under the heading “Termination of the Employment of Stanford L. Kurland.”

On December 22, 2006, we entered into a new employment agreement with Mr. Mozilo to secure his services as our Chief Executive Officer through December 2009, with an option to extend for another year upon mutual agreement. We believe Mr. Mozilo’s continuing leadership will provide the Company with stability and vision as we respond to the challenges of our evolving industry. The terms of Mr. Mozilo’s agreement were negotiated by the Compensation Committee with extensive input from Exequity and by Towers Perrin as advisors to our management. Towers Perrin conducted a pay study of market practices among the Company’s peer organizations. The Compensation Committee directed Exequity to work with Towers Perrin and Mr. Mozilo to establish terms regarding Mr. Mozilo’s continued relationship with the Company, consistent with the Company’s overall compensation philosophy while recognizing Mr. Mozilo’s unique and continuing contributions to the success of the Company. The Compensation Committee evaluated the findings of the pay study and developed a compensation proposal with respect to Mr. Mozilo. After further discussions among Mr. Mozilo, Towers Perrin, Exequity, the Compensation Committee, and non-employee members of the Board in executive session, Mr. Mozilo’s employment agreement was approved by the Compensation Committee and endorsed by the Board in executive session.

On March 27, 2007, we also entered into a new employment agreement with Mr. Sambol, who replaced Mr. Kurland as the Company’s President and Chief Operating Officer beginning in October 2006. We believe Mr. Sambol, working with Mr. Mozilo, will provide Countrywide with a strong leadership team to guide

Countrywide to continued success. Mr. Sambol’s new employment agreement provides for a three-year term and supersedes his existing agreement. Mr. Sambol’s new employment agreement was negotiated by Mr. Mozilo and the Compensation Committee. Towers Perrin conducted a pay study of peer companies in order to assess appropriate pay positioning for Mr. Sambol given his new role, and the Compensation Committee authorized Exequity to coordinate with Towers Perrin in the pay study process. Upon completion of the Towers Perrin study, Mr. Sambol retained Shareholder Value Advisors, who conducted another review of pay practices among an alternative peer group of companies. Based on this review, Shareholder Value Advisors presented a proposed pay package for Mr. Sambol. Following additional negotiations, the Compensation Committee approved the terms of Mr. Sambol’s compensation package and the agreement was endorsed by the Board.

Benchmarking of Executive Compensation. As part of our compensation decision-making process we compare our pay levels and program design to that of our competitors for top executive talent. Specifically, for each named executive officer, we review the compensation levels and practices of a peer group consisting of a diverse group of financial services companies. In selecting this group, we assess a number of relevant financial and performance metrics to assure that the group is balanced and appropriate in size, scope and business type. These relevant metrics include asset size, revenue, market capitalization, employee base, total shareholder return and other financial metrics.

Through September 2006, we referred primarily to a peer group for executive compensation benchmarking that consisted of the following twenty-two companies, chosen based on the aforementioned criteria.

American Express Company

Bank of America Corporation

Bank of New York Company, Inc.

BB&T Corporation

Citigroup Inc.

Comerica, Incorporated

Fifth Third Bancorp

Golden West Financial Corporation

JP Morgan Chase & Co

Keycorp

Lehman Brothers Holdings, Inc.

MBNA Corporation

Merrill Lynch & Co, Inc.

Morgan Stanley

National City Corporation

The PNC Financial Services Group, Inc.

SLM Corporation

SunTrust Banks, Inc.

U.S. Bancorp

Wachovia Corporation

Washington Mutual, Inc.

Wells Fargo & Company

In order to review specific pay levels at our peer companies, we gather information about executive compensation and practices using publicly available information as well as published compensation surveys. We gather information for all elements of direct compensation, including base salary, annual incentive bonuses and long-term incentives. Not every peer company reports information for executive positions that are similar to ours. Therefore, we also review pay levels and practices among a broader group of similarly-sized financial services organizations using published compensation surveys. For this review, depending on availability of data, we generally consider organizations with assets of $50 to $100 billion. Asset size tends to be the financial metric most closely correlated to pay practices among diversified financial companies, and it is the primary financial scope measure provided in financial services industry compensation surveys.

In October 2006, the Compensation Committee, with the advice of Exequity and with input from management and Towers Perrin, refined the overall peer group to better reflect financial institutions that we believe are currently our primary competitors for executive talent. Our business and product mix continues to change rapidly and the various companies that we have included in our peer group have also continued to evolve. The revised group is listed below.

American Express Company Bank of New York Corporation Capital One Financial Corporation Keycorp Lehman Brothers Holdings, Inc. Merrill Lynch & Co, Inc. National City Corporation	The PNC Financial Services Group, Inc. SLM Corporation SunTrust Banks, Inc. U.S. Bancorp Wachovia Corporation Washington Mutual, Inc Wells Fargo & Company

One of our named executive officers, Mr. Garcia, is also an executive at Countrywide Bank, FSB. For Mr. Garcia, we consider information for a group of commercial banks that are similar in size and services to Countrywide Bank, FSB. We believe this provides a more relevant reference for Mr. Garcia, who does not have enterprise-wide responsibility and operates within a specific, well-defined area of our overall product mix.

Target Positioning. The Company has historically targeted our Chief Executive Officer’s base salary, annual incentives and long-term performance awards at or above the 90th percentile for his peer group. This target positioning was based on Mr. Mozilo’s status, knowledge and reputation as a top leader in the industry as well as his contributions to creating stockholder value over his tenure with the Company. Consistent with our evolving compensation philosophy, for Fiscal 2007 and beyond we have reduced the targets for Mr. Mozilo’s base salary, annual incentive awards and equity awards to the top quartile. Mr. Mozilo’s health, retirement, perquisite, change in control and security-related benefits are targeted to align with competitive market forces.

We have also historically targeted our President and Chief Operating Officer’s base salary, annual incentive awards and equity awards at the 75th to 90th percentile, with health, retirement, perquisite, change in control and security benefits targeted to align with competitive market forces. For Fiscal 2007, we have adjusted the target positioning for Mr. Sambol’s base salary, annual incentive awards and equity awards to the 75th percentile.

Total compensation for the other named executive officers is generally targeted between the 50th and 75th percentiles with respect to similarly situated executives in their specific peer group. Targeted pay levels and designs may vary across the Company’s operating business units depending on strategic needs and considerations.

We also review and consider an executive officer’s potential, scope and breadth of responsibilities, recent promotions, and internal pay equity when determining certain elements of compensation such as base salary, annual incentives and equity awards. While benchmarking and target positioning offer guidance on relative levels and ranges of compensation that may be appropriate for a particular executive, personal attributes and strengths of the individual also factor into compensation decisions.

Elements of Executive Compensation

Overall, our executive compensation programs are designed to be consistent with our executive compensation objectives to attract and retain the highest levels of executive talent, pay for performance and align the interests of our executives with our stockholders. Our executive compensation program consists of the following five components:

•	Base salary

•	Annual incentive awards and other bonuses

•	Equity awards

•	Perquisites

•	Post-employment compensation and benefits

In assessing an executive officer’s total compensation, we review each component of compensation and consider and evaluate the compensation mix and the value of total compensation, including benefits and perquisites in light of the competitive market for executive talent. These components are all intended to work together to compensate our named executive officers fairly for services provided to us and reward them based upon the Company’s overall performance and their individual performance during the year. We intend for a substantial portion of each executive officer’s compensation to consist of performance-based incentive pay. As a reflection of our objective to pay for performance, performance-based incentive compensation represents approximately 80 to 90% of the total compensation for each of our named executive officers.

Base Salary

We have agreed to provide specific base salaries for Messrs. Mozilo and Sambol in their respective employment agreements. For each of the other named executive officers, our management recommends base salaries to the Compensation Committee in connection with annual performance reviews. The Compensation Committee typically reviews and approves salary increases at its regular February meeting with increases effective June 1. Salary changes are based upon the executive’s current salary, competitive market factors, the scope of the executive’s responsibilities, Company performance, the executive’s performance and the executive’s length of service in the position.

As part of Mr. Mozilo’s employment agreement effective for Fiscal 2007, we reduced his base salary from $2,900,000 to $1,900,000. In line with our retention and pay for performance objectives, Mr. Sambol’s base salary was increased from $1,200,000 to $1,400,000 following his promotion to President and Chief Operating Officer of the Company pursuant to his employment agreement effective for Fiscal 2007. Mr. Sambol’s new base salary approximates the base salary received by his predecessor. On June 1, 2006, Mr. Sieracki, Mr. Garcia and Mr. Kripalani received the following base salary merit increases:

Executive	Salary Effective January 1, 2006 – May 31, 2006	Salary Effective June 1, 2006 – December 31, 2006
Mr. Sieracki	$600,000	$700,000
Mr. Garcia	$850,000	$900,000
Mr. Kripalani	$550,000	$577,500

Mr. Kurland’s salary of $1,500,000 was increased to $1,750,000 effective June 1, 2006 and remained at that level until the termination of his employment on September 7, 2006. The base salaries paid to each of the named executive officers for Fiscal 2006 are shown in the “Summary Compensation Table.”

Annual Incentive Awards and Bonuses

Annual incentive awards in the form of cash bonuses to our named executive officers are made pursuant to a stockholder approved Annual Incentive Plan and each award is subject to certain performance criteria. Annual incentive awards are paid after fiscal year-end results are finalized and after the Compensation Committee reviews and approves the Company’s performance and the named executive officer’s achievement of his or her individual goals and objectives. The named executive officers’ annual incentive awards for Fiscal 2006 are discussed below and shown in the “Summary Compensation Table.” The threshold, target and maximum opportunities in 2006 for each executive are shown in the “Grants of Plan-Based Awards” table.

Annual Incentive Awards to Mr. Mozilo. The annual incentive award for our Chief Executive Officer, Mr. Mozilo, in Fiscal 2006 was determined by a formula set forth in Mr. Mozilo’s employment agreement. The formula was approved by stockholders at the June 12, 2002 annual meeting and was based on diluted earnings per share or “EPS.” Mr. Mozilo’s annual incentive award was calculated by multiplying the previous year’s incentive payment by a ratio equal to the current year’s EPS divided by the immediately preceding year’s EPS. For example, if EPS for Fiscal 2006 had increased 10% over the EPS for Fiscal 2005, Mr. Mozilo’s bonus for Fiscal 2006 would have increased by 10% over his Fiscal 2005 bonus. This formula was designed to compensate Mr. Mozilo for year-over-year EPS growth in a manner consistent with stockholder returns and our overall performance. For Fiscal 2006, our EPS was $4.30, which was an increase of 4.62% over our Fiscal 2005 EPS of $4.11, resulting in an award of $20,461,473 to Mr. Mozilo.

Pursuant to Mr. Mozilo’s employment agreement effective for Fiscal 2007, the formula for his annual incentive award has been revised and his maximum award opportunity reduced. This revision and reduction is intended to enhance the award’s relationship to the performance of the Company, while remaining competitive and consistent with our retention objective. The target annual award for Mr. Mozilo in Fiscal 2007 is $4,000,000 and his maximum annual award has been capped at $10,000,000. Mr. Mozilo’s payout for Fiscal 2007 will be equal to a percentage of the Company’s net income, which percentage is determined by the Company’s return on equity (“ROE”) as shown in the table below.

ROE is a commonly used measure of performance by our management, shareholders and analysts in assessing the overall effectiveness and success of financial service institutions. It is also an incentive plan measure used by a number of our peers. We believe ROE, in combination with net income, is an appropriate assessment of our overall profitability and the efficiency in which we generate earnings.

Company’s ROE	Share Rate on Net Income Above ROE Target
<10% 10%-12% >12%	0.00% of Net Income 0.44% of Net Income over 10% ROE 0.44% of Net Income between 10% and 12% ROE plus 0.64% of Net Income over 12% ROE

Annual Incentive Awards to Mr. Sambol. The annual incentive award for Mr. Sambol in Fiscal 2006 was determined by a formula set forth in his 2003 employment agreement. Mr. Sambol’s target amount was $1,666,667 and his maximum award was set at 315% of the target amount, or $5,250,000. His incentive award was based entirely on our financial performance as determined by our EPS and ROE. The potential incentive payout varied depending upon the combined EPS and ROE results with the maximum award payable if EPS exceeded $3.62 and ROE exceeded 17%.

For Fiscal 2006, our EPS and ROE were $4.30 and 19.72% respectively, resulting in the maximum payout to Mr. Sambol of $5,250,000. The EPS and ROE targets for Mr. Sambol were set in 2003 in his employment agreement, negotiated at that time, and differ from the EPS and ROE targets for the other named executive officers.

Pursuant to Mr. Sambol’s employment agreement effective for Fiscal 2007, we revised his annual incentive award opportunity. Commensurate with his promotion to President and Chief Operating Officer and in keeping with our retention objective, Mr. Sambol’s target annual award is now $3,870,000 with a maximum award of $6,250,000. Similar to Mr. Mozilo’s annual incentive award for Fiscal 2007, Mr. Sambol’s payout for Fiscal 2007 will be equal to a percentage of the Company’s net income, which percentage is determined by ROE as shown in the table below.

Company’s ROE	Share Rate on Net Income Above ROE Target
<10% 10%-12% >12%	0.00% of Net Income 0.275% of Net Income over 10% ROE 0.275% of Net Income between 10% and 12% ROE plus 0.40% of Net Income over 12% ROE

For Fiscal 2007, if the Company’s EPS is equal to or greater than $4.30 per share, then Mr. Sambol’s annual incentive award will be equal to the greater of $5,250,000 or the amount determined according to the table above, subject to the maximum award of $6,250,000.

Upon execution of his new employment agreement in March 2007, Mr. Sambol received a one-time promotion bonus in a lump sum cash amount of $2,625,000 to compensate him for immediately and effectively assuming the responsibilities of President and Chief Operating Officer of the Company upon the departure of his predecessor in Fiscal 2006. This bonus award is equal to the difference between Mr. Sambol’s bonus of $5.25 million in his prior position, and the maximum amount that would have been payable to his predecessor, Mr. Kurland, for Fiscal 2006 (the Company’s performance in Fiscal 2006 would have generated a maximum bonus payout for Mr. Kurland had his employment continued through the entire year). This one-time promotion bonus will be reported in the “Summary Compensation Table” for Fiscal 2007.

Performance Measures for Other Named Executive Officers. Performance measures for annual incentive awards made to Messrs. Sieracki, Garcia and Kripalani are tailored for each executive so that the measured performance is appropriate for the named executive officer’s position and role in the Company. The personalization of the annual incentive award is intended to more closely tie the executive’s performance and/or the performance of the Company to his receipt of the award. The formulas for the annual incentive awards are recommended by the Chief Executive Officer and President and approved by the Compensation Committee. When the Chief Executive Officer and President make performance recommendations to the Committee for its approval, they generally do so with the belief that achievement of all goals will be:

•	At least at threshold levels: More likely than not to occur, but not certain;

•	At target levels: Challenging yet achievable; and

•	Above target levels: Unlikely, but not impossible.

Annual incentive awards for Messrs. Sieracki, Garcia and Kripalani are at least partially tied to Company-wide performance objectives:

•

EPS. Consistent with our objective to pay for performance, the awards for Messrs. Sieracki, Garcia and Kripalani (in whole or in part) are determined by EPS. In setting EPS performance thresholds and goals, we take into account a number of factors, including our budget and strategic plan, the prior year’s results and acceptable return on equity factors. In certain circumstances we may also consider forecasts relevant to the business environment in which we operate and investor expectations. Straight-line interpolation is used to determine the calculated award when performance is between levels set forth in performance measure matrices. For Fiscal 2006, our EPS of $4.30 resulted in a payout at target levels for the EPS component of each executive’s incentive opportunity.

•

Diversity Performance. The Company believes that a diverse workforce contributes to the quality of all employees’ contributions, as well as improving the work environment and better serving our diverse group of customers. As a result, the awards for Messrs. Sieracki, Garcia and Kripalani are subject to reduction upon the failure to achieve certain corporate diversity goals. Our diversity goals measure our hiring and promotion of women and minorities at the Executive Vice President level and above. In Fiscal 2006, we achieved 90% of our diversity goals which resulted in a reduction to the incentive awards made to Messrs. Sieracki, Garcia and Kripalani in accordance with their plans.

•

Compliance/Internal Audit/Risk Assessment. The awards for Messrs. Sieracki, Garcia and Kripalani are also subject to reduction based upon the Company’s performance with respect to corporate compliance, internal audit and risk assessment, including the Company’s adherence to compliance and regulatory requirements, the timeliness of preparation for internal audit and regulatory exams, report ratings by internal audit and other regulators and participation in governance committees. We met or exceeded all of our targeted corporate compliance goals for Fiscal 2006, so none of the incentive awards were reduced in connection with this incentive component.

Annual Incentive Awards to Mr. Sieracki. As Chief Financial Officer and Executive Managing Director, Mr. Sieracki’s annual incentive award is tied to the EPS performance of the Company. As described earlier, his award is subject to reduction in connection with our diversity and corporate compliance goals. Given the Company’s 2006 EPS, diversity and corporate compliance performance, Mr. Sieracki’s actual bonus was equal to 99% of his target award.

Annual Incentive Awards to Mr. Garcia. As Executive Managing Director, Chief of Bank & Insurance Operations, most of Mr. Garcia’s annual incentive award is tied to that group’s earnings and ROE performance (for a total of approximately 2/3 of his bonus opportunity). The balance is tied to the EPS performance of the Company and subject to reduction in connection with our diversity and corporate compliance goals. The Fiscal 2006 group earnings and ROE performance resulted in an achievement level of 91% for these measures. When combined with the EPS, diversity and corporate compliance components, Mr. Garcia’s total award was equal to 94% of his target award.

Annual Incentive Awards to Mr. Kripalani. As Executive Managing Director, Capital Markets, Mr. Kripalani’s annual incentive award is tied to the performance of the Capital Markets group. Specifically, Mr. Kripalani’s incentive arrangement is a formula based on the total earnings of the Capital Markets group. A portion of his award (25%) is then subject to increase or decrease based on the EPS of the Company and subject to reduction in connection with our diversity and corporate compliance goals. The group’s Fiscal 2006 performance resulted in a maximum potential incentive award to Mr. Kripalani. A portion of his award was then reduced based on our diversity performance so that his overall award was equal to 101% of his target award.

Annual Incentive Awards to Mr. Kurland. Mr. Kurland’s employment was terminated September 7, 2006 and all payments made to him are described under the heading “Termination of the Employment of Stanford L. Kurland.” Mr. Kurland forfeited his annual incentive award for Fiscal 2006 under the Annual Incentive Plan since he was not employed with the Company at the time of payout.

Equity Awards

Equity incentive awards to our named executive officers are made pursuant to our shareholder-approved 2000 and 2006 Equity Incentive Plans. Our equity incentive compensation is intended to ensure the retention of our executives throughout the vesting period and term of the award. In addition, our equity plans are designed to promote a performance-based culture and align the interests of our executives with those of our shareholders through equity ownership.

For each of the named executive officers other than Messrs. Garcia and Kripalani, approximately 50% of the total value of the incentive compensation awarded for Fiscal 2006 consisted of equity awards. Equity compensation plays a lesser role for Messrs. Garcia and Kripalani given their business unit and functional responsibilities. For Fiscal 2006 we believed that it was important to place primary importance on the accomplishment of these executives’ line-of-sight responsibilities, and their equity compensation therefore ranges from 15% to 30% of total incentive compensation.

The Compensation Committee annually reviews our equity plans and programs to consider which equity award vehicles will meet our objectives and create the most efficient long-term incentives, taking into account shareholder dilution, burn rate, tax impact of awards for the Company and the executive, risk/reward profile of the executives total compensation package, total expense, competitive practices among the peer companies, and perceived value of the rewards (and alignment with cost). In determining the appropriate level of equity compensation for a named executive officer, it is our practice to determine the dollar amount of equity compensation that is appropriate to provide and then convert those values into a specific number of shares, options, or stock appreciation rights (“SARs”), as applicable, based on the fair market value of the Company’s stock on the date of grant. Using this methodology, our equity compensation is a key element in achieving our targeted pay objectives.

Process for Granting Equity Awards. The Compensation Committee approves equity awards at regular or telephonic meetings, including annual equity awards made to our executive officers. In general, the Compensation Committee makes and approves the annual awards during its regular February meeting. The grant date for the awards is generally the first business day in April. From time to time, the Compensation Committee has delegated to the Company’s Administrative Committee the ability to grant ad hoc awards from an equity pool previously authorized by the Compensation Committee. In general, the grant date for ad hoc awards is the first day of the month that follows the month in which the decision to make the award was made or the date a new employee was hired. All ad hoc awards are reported to the Compensation Committee at the next regular meeting. In no case will an ad hoc award for a newly hired employee be effective prior to the recipient’s effective date of employment.

Once each equity grant has been approved by the Compensation Committee, the award’s exercise price is determined under the methodology approved by the Compensation Committee and must be equal to the fair market value of the Company’s Common Stock on the grant date. In Fiscal 2006, we determined the fair market value of our Common Stock by averaging the high and low trading prices to the effective date of the award. However, effective January 1, 2007, the fair market value of our Common Stock is computed by using the closing market price of the Common Stock on the effective date of the award. This change was approved by the Compensation Committee in 2006 to better conform to the new proxy disclosure rules issued by the Securities and Exchange Commission.

Equity Awards for Fiscal 2006. With respect to our equity awards for Fiscal 2006, we considered the total compensation package for each named executive officer, the executive’s performance and the value we place on expected future performance, the executive’s position and his longevity, our retention goals for the executive, competitive practices among the peer companies, historic award sizes, and in certain cases, internal pay equity. Company management recommended equity awards for each of our executives to the Compensation Committee (except that no executive made recommendations with respect to his own awards). With the exception of Mr. Mozilo’s equity awards, which were granted in accordance with the provisions of his employment agreement, and Mr. Sambol’s equity awards, which were granted in accordance with the provisions of his employment agreement, all 2006 equity grants to executive officers were made at the Compensation Committee’s sole discretion.

We granted SARs in April 2006 to each of our named executive officers. The SARs will vest over a three-year period, and, on exercise, will allow the holder to receive an amount of Company stock equal to the appreciation in the value of the stock since the date of grant. The Compensation Committee made a decision to issue SARs rather stock options because they accomplish the same Company objectives as stock options, but are less dilutive than options.

Special Awards. In recognition of Mr. Sieracki’s performance during Fiscal 2006 and in keeping with our retention objectives and the state of the competitive market, the Compensation Committee awarded him an additional grant of performance based restricted stock units with a grant date value as of April 2, 2007 equal to $750,000, which shares shall vest in equal installments over three years, provided that the Company’s ROE equals or exceeds 12% in each year and Mr. Sieracki remains employed by the Company. The value of the award was intended to bring Mr. Sieracki’s total annual compensation opportunity more in line with opportunity provided to other chief financial officers within our peer group of companies. This award will be reported in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” for Fiscal 2007.

As consideration for Mr. Mozilo’s agreement to extend his term as Chief Executive Officer beyond December 31, 2006 and pursuant to his new employment agreement effective Fiscal 2007, Mr. Mozilo received a one-time award of restricted stock units having a grant date fair value of $10,000,000. One half of these restricted stock units will vest on December 16, 2009 if Mr. Mozilo remains continuously employed with the Company through this date. The other half of these restricted stock units will vest if Mr. Mozilo remains continuously employed through December 16, 2009, but only if (i) our total shareholder return exceeds the 50th percentile of total shareholder return performance of the S&P Financial Services Index over the period from January 1, 2007 through December 31, 2009 and (ii) Mr. Mozilo remains continuously employed with the Company through the vesting date. This award will be reported in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” for Fiscal 2007.

Stock Ownership Guidelines. Effective October 1, 2006, the Compensation Committee established stock ownership guidelines for our executive officers. These guidelines are designed to encourage our executives to hold a meaningful amount of Company stock and align their interests with those of our stockholders. The ownership guidelines are based on job title and the recommended level of ownership amount of shares is either a fixed share amount or a multiple of salary, whichever is lower. If multiple titles are held, the ownership guideline is the greater of the two positions. Shares that count toward satisfying the guideline include shares held outright, shares held in benefit plans and stock equivalents such as deferred compensation payable in stock. Executives are encouraged to comply with the guidelines within 5 years.

Executive Level	The Lesser of:
	Fixed Share Amount	Multiple of Salary
Chairman and Chief Executive Officer	300,000	3x
President and Chief Operating Officer	200,000	2.5x
Executive Managing Director	50,000	1.5x
Senior Managing Director	10,000	1x

Perquisites

We believe that offering our named executive officers certain perquisites facilitates the operation of our business and assists the Company in recruiting and retaining key executives. From this perspective, we believe the benefits to the Company of providing these perquisites outweigh their costs to the Company. We also believe that the perquisites offered to our named executive officers are generally consistent with practices among companies in the peer group, as well as large companies within broader industry segments. During Fiscal 2006, the perquisites provided to all executive officers included premiums paid on life insurance policies, financial counseling and tax preparation services, matching for charitable donations above what is offered to other employees, and annual physical examinations. In addition, certain of our named executive officers received the use of a car leased by the Company, Company contributions to deferred salary accounts and the use of country club memberships that were purchased by the Company, together with the payment of the associated monthly dues.

It is the Company’s intention to continually assess business needs and evolving practices to ensure that our perquisite offerings are competitive and in the best interests of our stockholders. During Fiscal 2006, the Company conducted, with Compensation Committee oversight, a thorough review of executive perquisites, taking into account the practices of our peer group. Based on its review of this assessment, the Compensation Committee made a number of changes to the Company’s perquisite programs. Effective September 26, 2006, only those executive officers who currently had the use of a car leased by the Company will be entitled to future car leases and this benefit will not be offered to any additional executives. Similarly, the Company will not purchase any additional country club memberships for use by executives and will not reimburse monthly country club dues for any executive other than those currently receiving this benefit. In addition, effective January 1, 2007, no executive will receive a gross-up for income taxes owed related to the imputed income for personal use of Company aircraft.

Pursuant to an executive security program established by the Compensation Committee, Messrs. Mozilo and Sambol are required to use private aircraft for all of their travel (business and personal) for safety and security reasons. Travel by other executives on Company-provided private aircraft must be approved by the Chief Executive Officer or Chief Operating Officer and the value of any flight by the executive or any guest that is not for a business purpose will be included in the executive’s wages and taxed accordingly. Messrs. Mozilo and Sambol will receive tax reimbursement if Internal Revenue Service regulations require imputed income for their spouse accompanying them on a business trip.

Post-Employment Compensation and Benefits

Retirement Benefits

We believe that our retirement benefits serve an important role in the retention of our named executive officers. Each of our retirement benefit plans has been designed to be consistent with prevalent practices among our peer group. The Compensation Committee regularly evaluates the competitiveness and cost of our plans to ensure that they are consistent with current market practices. Due to changes in market practices, the Company is currently transitioning from defined benefit to defined contribution plans; none of our defined benefit plans are available to newly hired executives. In addition to the broad-based qualified defined benefit and 401(k) plans, our named executive officers participate in one or more of a number of supplemental programs.

Defined Pension Benefit Plan. Until 2006, the Company provided a defined benefit pension plan (the “Pension Plan”) to all employees, payable as a lifetime annuity. Effective January 1, 2006, eligibility was revised to include only those employees hired by December 31, 2005 that also met all other conditions to participate in the plan. While the Pension Plan is not available to new employees, existing employees hired prior to January 1, 2006 – including each of the named executive officers – continue to accrue additional benefits. Each of the named executive officers has accrued five years of credited service under the Pension Plan, making their benefits fully vested.

SERP. The Company adopted a Supplemental Executive Retirement Plan (the “SERP”), effective in the fiscal year ended February 28, 1995. The SERP supplements our Pension Plan and provides certain executives with retirement income equal to 70% of their average annual salary (such average annual salary to be determined by averaging the base salary for the five highest salaried years out of the ten years preceding retirement), reduced by the actuarial equivalent of the executive’s benefit from the Company’s qualified defined benefit plan and the actuarial equivalent of the Company’s contributions to the Executive Deferred Compensation Plan. In January 1999, the Compensation Committee approved an amendment to reduce the maximum benefit amount to 33.3% of such average annual salary for new participants. These changes reflected evolving defined benefit practices and our desire to manage and reduce the overall liability and expense of this supplemental program.

Concurrent with the change in eligibility for our Pension Plan, eligibility for the SERP was revised to include only those executives who participated in the plan as of December 31, 2005. Existing SERP participants were offered the option to continue to participate in the SERP or elect to transfer his or her participation to the Countrywide Financial Corporation Executive Contribution Account Plan.

Enhanced SERP (Mozilo only). As part of Mr. Mozilo’s employment agreements with the Company, the Company has agreed to provide Mr. Mozilo with an enhanced retirement benefit under the SERP. Mr. Mozilo’s enhanced SERP benefit is generally governed by the terms of the regular SERP, with certain important exceptions. For example, in all cases other than following termination of Mr. Mozilo’s employment by the Company for cause, the enhanced SERP benefit is measured in terms of both Mr. Mozilo’s base salary and his annual incentive awards. Benefits under the regular SERP are based solely on base salary. Pursuant to Mr. Mozilo’s employment agreements, and in order to contain the potential cost of his enhanced SERP, Mr. Mozilo’s enhanced SERP benefit cannot exceed an amount equal to $3,000,000 per year, less certain offsets.

Defined Contribution Plans. Effective January 1, 2006, we determined that new executives should no longer be eligible to participate in our defined benefit plans. As the cost of defined benefit plans increases, we believe that the movement toward a defined contribution strategy serves the interests of both employees and stockholders and is consistent with market trends.

401(k) Plan. Our 401(k) Savings and Investment Plan (the “401(k) Plan”) is available to all Company employees who have attained the age of 21. Effective February 1, 2006, each of the named executive officers may contribute only six percent of their eligible compensation. Following completion of one year of service and at least 1,000 hours of work, participants in the 401(k) Plan are eligible to receive matching contributions from the Company. We match 50% of the first six percent of eligible compensation contributed by an eligible participant during each pay cycle contribution.

Executive Contribution Account Plan. Unlike the SERP, which is a defined benefit plan based on a percentage of a participant’s final average pay, the Executive Contribution Account Plan is based on a defined contribution strategy and provides for Company contributions that are based on the executive’s organizational level. Mr. Kripalani is a participant in the Executive Contribution Account Plan. All of the other named executive officers elected to continue their participation in the SERP.

Deferred Compensation Plans

Executive Deferred Compensation Plan. The Company offers a deferred compensation plan that permits our senior executives to defer receipt of up to 50% of their base salary that exceeds the limitations described in section 401(a)(17) of the Internal Revenue Code and up to 100% of their annual incentive awards. We may also make a discretionary contribution to the plan in respect of those executives who participate in the SERP. The discretionary contribution amount reduces the benefit paid under the SERP (for those executives eligible to receive a SERP benefit). We believe these design features support our ongoing executive retention objectives and align our program with market practices.

Supplemental Savings and Investment Deferred Compensation Plan. Effective February 1, 2006, we adopted the Supplemental Savings and Investment Deferred Compensation Plan. The primary objective of our Supplemental Savings and Investment Deferred Compensation Plan is to allow employees to defer compensation in excess of the limits imposed on contributions of highly compensated employees pursuant to the discrimination rules under section 401(k) of the Internal Revenue Code. None of the named executive officers participates in our Supplemental Savings and Investment Deferred Compensation Plan, but should they elect to participate, each named executive officers may contribute any amount up to 20% of his eligible pay up to the annual limit on compensation under Section 401(a)(17) of the Internal Revenue Code to the SSIP ($220,000 for 2006). The Supplemental Savings and Investment Deferred Compensation Plan does not provide for Company contributions.

Severance Benefits

With the exception of Messrs. Mozilo and Sambol, the Company does not have agreements or a program for the payment of severance benefits other than in connection with a change in control. A complete description of payments to our named executive officers triggered upon severance or a change in control can be found in the “Potential Payments Upon Termination or Change-in-Control” section.

In Fiscal 2006, the Board amended and restated our Change in Control Severance Plan. The Board adopted the Change in Control Severance Plan in recognition of the importance to the Company and its stockholders of avoiding the distraction and potential loss of key management personnel in the event of a rumored or actual change in control transaction. The Change in Control Severance Plan assures certain severance payments benefits to terminated employees and also provides access to equity compensation following a change in control. The Change in Control Severance Plan was revised in 2006 following a review by the Compensation Committee.

The amended Change in Control Severance Plan provides a salary continuation payment and certain other benefits for each of the Company’s employees who is a participant in the plan and who separates from employment with the Company in the event of certain changes in control. The amended plan changes the previous plan to, among other things, revise (1) the definition of “Change in Control” to lower the trigger threshold from a requirement that two-thirds of the Board of Directors cease to be members of the Board of Directors to a fifty-percent requirement, (2) the definition of “Non-Control Transaction” to make the change in control protections more difficult to trigger, such that (a) the Company’s shareholders immediately before a combination must own directly or indirectly at least fifty-percent of the combined companies shares instead of seventy-five percent and (b) at least fifty-percent of the incumbent Board of Directors remain as Board members instead of two-thirds, (3) removes benefits under the previous plan to employees who are terminated from the Company in anticipation of a Change in Control, and (4) provides the right to severance benefits to anyone terminated within twenty-four months following a change in control.

Tax Deductibility under Section 162(m) of the Internal Revenue Code

We intend to develop compensation programs that provide for compensation that is tax deductible to the Company, but we recognize that the best interests of the Company and its stockholders may at times be better served by compensation arrangements that are not tax deductible. Our stockholder-approved Annual Incentive Plan is designed and administered to qualify compensation awarded thereunder as “performance based,” and therefore fully deductible under governing tax rules. Our 2000 and 2006 Equity Incentive Plans are also stockholder approved, and in 2007 we will begin to award RSUs that are intended to qualify for full deductibility under the Internal Revenue Code Section 162(m) performance-based compensation requirements. In addition, Messrs. Mozilo and Sambol must defer certain amounts of their compensation that otherwise would not be currently deductible under these rules.

Accounting Standards

FAS 123(R) (revised 2004), Share-Based Payment, requires an income expense for the fair value of equity compensation awards. Grants of stock options, SARs, RSUs, and restricted shares under the Company’s 2000 and 2006 Equity Incentive Plans are accounted for under SFAS No. 123(R). The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to Countrywide’s equity award program. As accounting standards change, the Company may revise certain programs to appropriately align accounting expenses with our equity awards with our overall executive compensation philosophy and objectives.

Section 409A of the Internal Revenue Code

Internal Revenue Code Section 409A requires programs that allow executives to defer a portion of their current income – such as Countrywide’s deferred compensation plans – to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). The Internal Revenue Service previously issued proposed regulations regarding the application of Section 409A and companies were expected to comply in “good faith” with the proposed regulations. On April 10, 2007, the Internal Revenue Service published final regulations which generally become effective January 1, 2008. Countrywide has previously revised aspects of the Company’s deferred compensation programs to address certain 409A provisions. The Company and the Compensation Committee will review the final regulations and consider the impact of changes to Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis section of this proxy statement with the Company’s management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement.

The Compensation Committee

Harley W. Snyder (Chair, since December 15, 2006)

Michael E. Dougherty (Chair, until December 15, 2006)

Robert J. Donato

Oscar P. Robertson

SUMMARY COMPENSATION TABLE

The “Summary Compensation Table” below summarizes the compensation of the named executive officers for Fiscal 2006.

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)(3)		Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Angelo R. Mozilo Chairman of the Board and Chief Executive Officer	2006	2,866,667	—		1,103,745		23,047,104	20,461,473	10,961	643,205	48,133,155
Eric P. Sieracki Executive Managing Director and Chief Financial Officer	2006	658,333	—		—	(8)	593,660	856,350	246,301	251,401	2,606,045
David Sambol President and Chief Operating Officer	2006	1,116,667	—	(9)	26,118		5,111,432	5,250,000	254,549	206,945	11,965,711
Ranjit M. Kripalani Executive Managing Director, Capital Markets	2006	566,042	—		89,268		488,340	5,447,458	13,491	282,817	6,887,416
Carlos M. Garcia Executive Managing Director, Banking and Insurance	2006	879,167	—		—		875,917	2,696,378	307,773	87,156	4,846,391
Stanford L. Kurland Former President and Chief Operating Officer	2006	1,514,022	—		39,177		15,225,477	—	53,803	25,662,216	42,494,695

(1)	Amounts earned by our named executive officers under incentive bonus formulas specified in employment agreements or under our Annual Incentive Plan, which in previous years were reported in the “Bonus” column, are now reported in the “Non-Equity Incentive Plan Compensation” column.
(2)	The amounts reported reflect the dollar amount recognized for financial statement reporting purposes for Fiscal 2006 in accordance with FAS 123(R) and may include amounts from awards granted prior to and during Fiscal 2006. Assumptions used in the calculation of these amounts are included in note 2, summary of significant accounting policies, to our audited financial statements for Fiscal 2004, 2005 and 2006, which are included in our Annual Reports on Form 10-K for Fiscal 2004, 2005 and 2006.
(3)	The amounts reported reflect restricted stock units (“RSUs”) granted to Mr. Mozilo and restricted stock granted to the other named executive officers pursuant to our 2000 Equity Incentive Plans.
(4)	The amounts reported reflect stock options granted to Mr. Mozilo and stock options and stock appreciation rights (“SARs”) granted to the other named executive officers pursuant to our 2000 Equity Incentive Plans.

Since Mr. Mozilo is currently eligible for retirement, his Fiscal 2006 equity awards would have vested had he retired during Fiscal 2006. As a result, the amount reported reflects the full grant date fair value of Mr. Mozilo’s equity compensation in Fiscal 2006.

The amount reported for Mr. Kurland reflects the accelerated vesting of his unvested stock options and SARs, which resulted from the termination of his employment in 2006.

(5)	The amounts reported for Messrs. Mozilo and Sambol reflect non-equity incentive plan awards made pursuant to their respective employment agreements and under our Annual Incentive Plan. The amounts reported for Messrs. Sieracki, Kripalani and Garcia reflect non-equity incentive plan awards made under our Annual Incentive Plan. Mr. Kurland was not eligible to receive a non-equity incentive plan award following the termination of his employment on September 7, 2006.

(6)	The amounts reported consist of the following:

Name	Change in Actuarial Present Value					Above-Market or Preferential Earnings on Deferred Compensation (c)($)	Total ($)
	Increase in Actuarial Present Value – Pension Plan (a)($)	Increase in Actuarial Present Value – SERP (b)($)		Aggregate Change in Actuarial Present Value ($)
Angelo R. Mozilo	111,789	(1,142,406	)(d)	(1,030,617	)(d)	10,961	10,961
Eric P. Sieracki	23,059	222,882		245,941		360	246,301
David Sambol	20,020	230,412		250,432		4,117	254,549
Ranjit M. Kripalani	13,485	—	(e)	13,485		6	13,491
Carlos M. Garcia	29,273	277,927		307,200		573	307,773
Stanford L. Kurland	44,251	—	(f)	44,251		9,552	53,803

(a)	The amounts reported reflect the actuarial increase in the present value of each named executive officer’s benefits under our Defined Benefit Pension Plan, which we refer to as our Pension Plan.
(b)	The amounts reported reflect the actuarial increase in the present value of each named executive officer’s benefits under our Supplemental Executive Retirement Plan (“SERP”). The amounts reported include amounts which the named executive officer may not currently be entitled to receive because such amounts have not yet vested.
(c)	The amounts reported reflect “above-market” earnings on compensation deferred by each named executive officer. Mr. Kripalani received above-market earnings on amounts deferred pursuant to our Executive Contribution Account Plan. All other amounts in this column represent above-market earnings on amounts deferred pursuant to our Executive Deferred Compensation Plan.
(d)	Mr. Mozilo is entitled to a maximum SERP benefit of $3,000,000 per year minus the actuarial present value of his accrued benefits under the Pension Plan and the actuarial present value of Company contributions to his Executive Deferred Compensation Plan account. Since the actuarial present values of the Pension Plan benefits and Executive Deferred Compensation Plan Company contributions increase each year, the amount of Mr. Mozilo’s SERP benefit decreases by a corresponding amount. As a result, the change in actuarial present value of Mr. Mozilo’s SERP benefit is negative and the total aggregate change in actuarial present value for both the Pension Plan and the SERP Plan is negative. This negative number is not reflected in the total reported in the “Summary Compensation Table” for Mr. Mozilo.
(e)	Mr. Kripalani elected to transfer the present value of his SERP benefit as of December 31, 2005 to the Executive Contribution Account Plan effective January 1, 2006.
(f)	Upon the termination of Mr. Kurland’s employment on September 7, 2006, he was no longer eligible to participate in the SERP.
(7)	The amounts reported consist of the following:

Name	Perquisites & Other Personal Benefits (a)($)	Tax Reimbursements (b)($)	Payments/ Accruals on Termination Plans (c)($)	Registrant Contributions to Defined Contribution Plans (d)($)		Life Insurance Premiums ($)	Other (e)($)	Total ($)
Angelo R. Mozilo	162,626	16,045	—	406,600		3,715	54,219	643,205
Eric P. Sieracki	213,395	—	—	33,694		4,312	—	251,401
David Sambol	117,852	18,336	—	31,183		5,040	34,534	206,945
Ranjit M. Kripalani	23,769	4,675	—	236,600	(f)	3,773	14,000	282,817
Carlos M. Garcia	34,496	595	—	45,975		6,090	—	87,156
Stanford L. Kurland	65,610	10,747	25,395,669	114,875		6,930	68,385	25,662,216

(a)

The amounts reported reflect the aggregate incremental cost of perquisites and other personal benefits provided to the named executive officers, including the personal use of Company aircraft, use of country club memberships, use of automobiles, paid tax and investment advice, executive physicals, and recreational activities covered by us while the named executive officer traveled for business, including the expenses of spouses and guests. From time to time, the Company makes tickets to cultural and sporting events available to our named executive officers and other employees for business purposes. If not utilized for business purposes, they are made available to named executive officers and other employees for personal use, which use has no incremental cost to the Company.

Company Aircraft: The aggregate incremental cost of personal use of the Company’s aircraft for Messrs. Mozilo and Sambol was $89,939 and $67,545, respectively. The cost for all of the other named executive officers was less than $600. The incremental cost to the Company of personal use of Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of flight hours the Company aircraft flew to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours for personal use to derive the incremental cost. The fixed costs that do not change based on usage, such as pilot salaries, depreciation costs of the Company’s aircraft, hangar expense for the home hangar, and general taxes and insurance, are excluded from the incremental cost calculation.

Country Clubs: The costs for country clubs reported below reflect the total amount of payments reimbursed to the named executive officer by the Company during Fiscal 2006, including business-related usage. Eligible reimbursements included monthly dues, assessments, fees and business-related meals. The costs to the Company for Fiscal 2006 were as follows: for Mr. Mozilo, $15,481; for Mr. Sieracki, $209,324, which includes a one-time $200,000 initiation fee; for Mr. Sambol, $12,697; for Mr. Kripalani, $8,995; and for Mr. Kurland, $20,875.

Automobiles: The costs for automobiles reported below reflect the total amount of payments made by the Company during Fiscal 2006, including business-related usage. These payments include monthly lease payments, applicable acquisition costs, automobile insurance premiums, registration fees and regularly scheduled maintenance and repair costs. The costs to the Company for Fiscal 2006 were as follows: for Mr. Mozilo, $27,010; for Mr. Sieracki, $4,038; for Mr. Sambol, $20,711; for Mr. Garcia, $22,682; and for Mr. Kurland, $14,799.

Paid Tax and Investment Advice: The costs for paid tax and investment advice reported below reflect the portion of total fees paid by the Company during Fiscal 2006. Named executive officers who utilize these services are responsible for 15% of the total fees. The amounts reported below are paid by the Company and represent the remaining 85% of the total fees. The costs to the Company for Fiscal 2006 were as follows: for Mr. Mozilo, $30,196; for Mr. Sambol, $10,561; for Mr. Kripalani, $8,436; for Mr. Garcia, $10,561; and for Mr. Kurland, $21,569.

(b)	The amounts reported reflect amounts paid to named executive officers during Fiscal 2006 for reimbursement of taxes owed with respect to any compensation paid to the named executive officer, including, but not limited to, perquisites and other personal benefits (including personal use of the Company’s aircraft). Messrs. Mozilo, Sambol and Kurland were provided with tax reimbursements associated with the personal use of the Company’s aircraft in the amounts of $16,045, $13,661 and $8,252, respectively. For purposes of calculating this gross-up amount, personal aircraft usage was valued using a methodology derived from the Standard Industry Fare Level rules promulgated by the Internal Revenue Service. Messrs. Sambol, Kripalani, Garcia and Kurland were provided with tax reimbursements for personal-related expenses at business-related events in the amounts of $4,675, $4,675, $595 and $2,495, respectively.

(c)	The amounts reported reflect amounts due to Mr. Kurland as a result of the termination of his employment.
(d)	The amounts reported reflect our contributions to the named executive officer’s accounts under our Executive Deferred Compensation Plan, our Executive Contribution Account Plan and our 401(k) Plan.
(e)	The amounts reported reflect contributions made by us to the Director Charitable Awards Program and the Executive Matching Gift Program.

Director Charitable Awards Program. We fund the Director Charitable Awards Program through life insurance policies. The amounts for Messrs. Mozilo and Kurland were $44,219 and $44,219, respectively, which were determined by dividing the aggregate of all life insurance premiums paid by the Company by 15, which is the number of Directors, including Directors Emeriti, eligible to participate in the Director Charitable Awards Program during Fiscal 2006. Upon Mr. Kurland’s resignation as a Director, he was no longer eligible to select a charity to receive a contribution made on his behalf pursuant to the Director Charitable Awards Program.

Executive Matching Gift Program. Until September 2006, the Company matched gifts by named executive officers to charitable organizations dollar for dollar, up to $50,000 annually per named executive officer. If the named executive officer was on the governing board of the organization, the Company would match 3 to 1 up to the $50,000 limit. As of September 2006, the Company matches gifts by any Company employee to charitable organizations dollar for dollar, up to $1,000 annually per employee. The costs to the Company for Fiscal 2006 for matching gifts for named executive officers were as follows: for Mr. Mozilo, $10,000; for Mr. Sambol, $34,534; for Mr. Kripalani, $14,000; and for Mr. Kurland, $24,166.

(f)	As noted in footnote 6(e) above, Mr. Kripalani elected to transfer the present value of his SERP benefit to the Executive Contribution Account Plan effective January 1, 2006. The amount reported reflects $80,000 of accrued value in the SERP that was converted to the Executive Contribution Account Plan and $150,000 of Company contributions and earnings to the Executive Contribution Account Plan.
(8)	On April 2, 2007, Mr. Sieracki received a discretionary one-time award of performance-based RSUs with a grant date fair value of $750,000 in consideration for his performance and expanded duties during Fiscal 2006. The award was made under the 2006 Equity Incentive Plan and will vest in equal installments over three years, provided the Company’s ROE equals or exceeds 12% in each year and Mr. Sieracki remains employed by the Company. This award will be reported as Fiscal 2007 compensation for Mr. Sieracki in our 2008 annual proxy statement.
(9)	On March 27, 2007, the Company entered into an employment agreement with Mr. Sambol. Under that agreement, Mr. Sambol received a cash lump sum bonus of $2,625,000 in consideration of his increased responsibilities and efforts in 2006 associated with his promotion to President and Chief Operating Officer of the Company. This amount will be reported as Fiscal 2007 compensation for Mr. Sambol in our 2008 annual proxy statement.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Committee Approval (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Market Price on Grant Date (3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)
Angelo R. Mozilo
Annual Incentive Plan Award	—	—	—	19,557,361	—	—	—	—	—
Equity Incentive Plan Award	4/3/06	2/20/06	—	—	—	1,400,000	36.450	36.410	19,012,000

Eric P. Sieracki(4)
Annual Incentive Plan Award	—	—	562,250	865,000	1,730,000	—	—	—	—
Equity Incentive Plan Award	4/3/06	3/7/06	—	—	—	161,812	36.450	36.410	1,580,903

David Sambol
Annual Incentive Plan Award	—	—	—	1,666,667	5,250,000	—	—	—	—
Equity Incentive Plan Award	4/3/06	3/7/06	—	—	—	788,738	36.450	36.410	7,705,970

Ranjit M. Kripalani
Annual Incentive Plan Award	—	—	—	5,378,542	8,000,000	—	—	—	—
Equity Incentive Plan Award	4/3/06	3/7/06	—	—	—	113,269	36.450	36.410	1,106,638

Carlos M. Garcia
Annual Incentive Plan Award	—	—	1,582,010	2,879,000	4,318,500	—	—	—	—
Equity Incentive Plan Award	4/3/06	3/7/06	—	—	—	161,812	36.450	36.410	1,580,903

Stanford L. Kurland
Equity Incentive Plan Award	4/3/06	3/27/06	—	—	—	1,000,000	36.450	36.410	9,770,000

(1)	In February 2006, the Compensation Committee approved grants of equity awards to Mr. Mozilo and in March 2006, the Compensation Committee approved grants of equity awards to the other named executive officers. The awards approved in February and March 2006 were granted to the named executive officers on the first trading day in April 2006.
(2)	Mr. Mozilo’s employment agreement and our Annual Incentive Plan did not pre-establish threshold, target or maximum amounts for annual non-equity incentive plan awards. The target value disclosed is equal to the incentive award made to Mr. Mozilo for Fiscal 2005.
For Mr. Sambol, the amounts reported reflect the target and maximum amounts payable pursuant to his 2003 employment agreement and our Annual Incentive Plan. Mr. Sambol’s 2003 employment agreement did not establish a threshold amount.
For Messrs. Sieracki, Kripalani and Garcia, the amounts reported reflect the threshold, target and maximum amounts payable pursuant to each of their individual annual incentive arrangements, except that Mr. Kripalani’s annual incentive arrangement does not include a pre-established threshold amount. Awards to Messrs. Sieracki, Kripalani and Garcia are made pursuant to our Annual Incentive Plan with terms approved by the Compensation Committee.
The threshold, target and maximum non-equity incentive awards for each of the named executive officers are more fully described under the heading “Compensation Discussion and Analysis.” The amounts of the non-equity incentive awards actually paid to the named executive officers for Fiscal 2006 are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
(3)	The market price presented in this column is the closing price per share on the grant date. Through December 31, 2006, the exercise price or base price used for our equity incentive plans was the average of the highest and lowest price of a share of our Common Stock on the date of grant, resulting in a slight difference in this table between the market price and the exercise price. As of January 1, 2007, the price or base price is the closing price of our Common Stock on the date of grant.
(4)

On April 2, 2007, Mr. Sieracki received a discretionary one-time award of performance-based RSUs with a grant date fair value of $750,000 in consideration for his performance and expanded duties during Fiscal 2006. The award was made under the 2006 Equity Incentive Plan and will vest in equal installments over three years, provided the Company’s ROE equals or exceeds 12% in each year and Mr. Sieracki remains employed by the Company. This award will be reported as Fiscal 2007 compensation for Mr. Sieracki in our 2008 annual proxy statement.

Employment Agreements

We have entered into employment agreements with each of Messrs. Mozilo and Sambol as more fully described under the heading “Potential Payments Upon Termination or Change-in-Control” and under the heading “Compensation Discussion and Analysis.” Messrs. Sieracki, Kripalani and Garcia do not have employment agreements with the Company. Mr. Kurland’s employment was terminated on September 7, 2006 as more fully described under the heading “Termination of the Employment of Stanford L. Kurland.”

Additional Information

We have provided additional information regarding the compensation we pay to our named executive officers under the heading “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Angelo R. Mozilo
	1,889,586	—		9.600	5/31/2011	—		—
	1,400,002	—		9.944	6/1/2011	—		—
	647,580	—		9.595	2/12/2012	—		—
	742,000	—		10.889	3/19/2012	—		—
	1,393,197	—		14.694	4/1/2013	—		—
	600,000	—		18.980	6/11/2013	—		—
	933,333	466,667	(2)	31.862	4/1/2014	—		—
	1,400,000	—		32.600	4/1/2015	—		—
	—	1,400,000	(3)	36.450	4/3/2016	—		—
Eric P. Sieracki
	16,708	—		6.766	6/2/2007	—		—
	9,432	—		11.680	6/1/2008	—		—
	40,002	—		9.944	6/1/2011	—		—
	28,200	—		9.595	2/12/2012	—		—
	46,800	—		10.889	3/19/2012	—		—
	52,500	17,500	(2)	14.694	4/1/2013	—		—
	22,500	7,500	(4)	18.980	6/11/2013	—		—
	36,152	18,624	(2)	31.862	4/1/2009	—		—
	80,906	—		32.600	4/1/2010	—		—
	—	161,812	(5)	36.450	4/3/2011	—		—
David Sambol
	—	166,668	(6)	13.244	2/28/2013	—		—
	86,690	128,334	(2)	14.694	4/1/2013	—		—
	165,000	55,000	(4)	18.980	6/11/2013	—		—
	702,900	362,100	(2)	31.862	4/1/2009	—		—
	657,282	—		32.600	4/1/2010	—		—
	—	788,738	(5)	36.450	4/3/2011	—		—
Ranjit M. Kripalani
	—	14,002	(2)	14.694	4/1/2013	—		—
	—	6,000	(4)	18.980	6/11/2013	—		—
	—	—		—	—	2,866	(7)	121,662
	52,800	27,200	(2)	31.862	4/1/2009	—		—
	80,906	—		32.600	4/1/2010	—		—
	—	113,269	(5)	36.450	4/3/2011	—		—

Name	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Carlos M. Garcia
	23,136	—		6.766	6/2/2007	—	—
	140,000	—		11.680	6/1/2008	—	—
	200,002	—		9.944	6/1/2011	—	—
	94,000	—		9.595	2/12/2012	—	—
	106,000	—		10.889	3/19/2012	—	—
	126,000	42,000	(2)	14.694	4/1/2013	—	—
	54,000	18,000	(4)	18.980	6/11/2013	—	—
	86,745	44,687	(2)	31.862	4/1/2009	—	—
	129,450	—		32.600	4/1/2010	—	—
	—	161,812	(5)	36.450	4/3/2011	—	—
Stanford L. Kurland
	1,000,000	—		36.450	1/7/2007	—	—

(1)	Stock options granted to the named executive officers prior to Fiscal 2004 have a term of ten years. Stock options granted during and after Fiscal 2004 and SARs granted after Fiscal 2005 to named executive officers other than Mr. Mozilo have a term of five years. Stock options granted to Mr. Mozilo during and after Fiscal 2004 have a term of ten years in accordance with Mr. Mozilo’s employment agreements.
(2)	Vested on April 1, 2007.
(3)	One-third of the options vested on April 1, 2007. The remaining options vest one-third on April 1, 2008 and one-third on April 1, 2009.
(4)	Vest on June 11, 2007.
(5)	One-third of the SARs vested on April 1, 2007. The remaining SARs vest one-third on April 1, 2008 and one-third on April 1, 2009.
(6)	Vested on February 28, 2007.
(7)	Vest on October 31, 2007.

OPTION EXERCISES AND STOCK VESTED

Name(1)	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Angelo R. Mozilo	2,355,769	72,214,959		170,002	(2)	6,655,170
Eric P. Sieracki	60,000	1,914,786		—		—
David Sambol	586,548	14,063,350		8,744		316,358
Ranjit M. Kripalani	47,008	1,146,082		7,637		282,125
Carlos M. Garcia	296,868	9,070,109		—		—
Stanford L. Kurland	6,796,881	108,668,082	(3)	13,116		474,537

(1)	During Fiscal 2006, Messrs. Mozilo, Sambol, Garcia and Kurland sold shares pursuant to written trading plans intended to comply with the requirements of Rule 10b5-1 of the Exchange Act.
(2)	Of Mr. Mozilo’s RSUs that vested in Fiscal 2006, 90,000 RSUs with a value of $3,840,300 were deferred upon vesting pursuant to the terms of a restricted stock unit agreement. Any dividends (or dividend equivalents) earned with respect to such RSUs will be reinvested in additional RSUs. The Company will exchange each RSU for one share of the Company’s Common Stock at the rate of one-fifth per year beginning July 1, 2007 and continuing through July 1, 2011.
(3)	Mr. Kurland’s employment with the Company was terminated on September 7, 2006, which under his employment agreement caused all of his unvested options and SARs to become vested and immediately exercisable until January 7, 2007. Mr. Kurland exercised his stock options and SARs within that period.

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2006, including the number of years of service credited to each such named executive officer, under the Defined Benefit Pension Plan (the “Pension Plan”) and the SERP, as more fully described following the table below.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)
Angelo R. Mozilo	Pension Plan	37.667	1,348,579	—
	SERP	12.83333	22,416,955	—

Eric P. Sieracki	Pension Plan	17	221,691	—
	SERP	12.83333	847,944	—

David Sambol	Pension Plan	21	241,908	—
	SERP	12.83333	1,734,571	—

Ranjit M. Kripalani	Pension Plan	8	82,498	—
	SERP	—	—	—

Carlos M. Garcia	Pension Plan	22	325,648	—
	SERP	12.83333	1,189,011	—

Stanford L. Kurland	Pension Plan	27	494,805	—
	SERP	12.83333	—	—

(1)	Pension Plan. Mr. Mozilo’s number of years of credited service with respect to the Pension Plan is equal to his years of service with the Company. Each of the other named executive officer’s number of years of credited service with respect to the Pension Plan is one year less than his actual years of service with the Company. This difference is due to a change in the Pension Plan participation rules effective for participants hired after February 1983.

SERP. Each named executive officer who participates in the SERP has been credited with 12.8333 years of service, which is the number of years from March 1, 1994, the date the SERP commenced, to December 31, 2006.
(2)	Mr. Mozilo is fully vested in the SERP. Each of the other named executive officers who participate in the SERP are not currently entitled to receive the full SERP amounts reported, since the full amount has not yet vested. The SERP vesting dates for each of Messrs. Sieracki, Sambol and Garcia are August 13, 2011, December 7, 2014 and October 10, 2010, respectively. Mr. Kripalani does not participate in the SERP. Instead, he participates in the Company’s Executive Contribution Account Plan. Mr. Kurland was not vested in the SERP at the time of the termination of his employment and, as a result, he is not entitled to receive any payments from the SERP.
(3)	The amounts reported reflect the actuarial present value of a named executive officer’s accumulated benefit under the Pension Plan and the SERP, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to audited financial statements for Fiscal 2006 and using interest rate assumptions consistent with those disclosed in note 20, employee benefits, to our audited financial statements for Fiscal 2006, which are included in our Form 10-K for Fiscal 2006.

Pension Plan

Our Pension Plan is a funded tax qualified defined benefit pension plan that provides lifetime benefits to vested participants commencing upon attainment of a normal retirement age of 65. Participants are eligible for early commencement of benefits upon attainment of age 55 or any age after 55 but prior to 65 if they have at least eleven years of credited service. The Pension Plan’s terms and conditions are applicable to all participants in the Pension Plan, including the named executive officers.

Until 2006, the Company provided the Pension Plan to all eligible employees, payable as a lifetime annuity. Effective January 1, 2006, eligibility was revised to include only those employees hired by December 31, 2005 who met all other conditions to participate in the Pension Plan. Although the Pension Plan is not available to new employees, existing employees hired prior to January 1, 2006, including each of the named executive officers, continue to accrue additional benefits under the Pension Plan.

The compensation used to calculate pension benefits at retirement is the average of the highest five consecutive years of eligible compensation out of the last ten years before retirement. Benefits are calculated by multiplying years of credited service by that average. Subject to a $220,000 limitation for Fiscal 2006 under the Internal Revenue Code, the amounts shown in the “Salary” column of the “Summary Compensation Table” would be used to calculate the retirement benefit for each of the named executive officers. Benefits are 100% vested after five years of service and a service year is credited to a participant upon the completion of at least 1,000 hours of service during a year. Each of the named executive officers has accrued five years of credited service under the Pension Plan, making their benefits fully vested. Mr. Mozilo is currently eligible for retirement.

Benefits are payable to retirees and beneficiaries as a monthly annuity, but participants may elect to receive the portion of their benefit accrued as of March 1, 1982, if any, in the form of a lump sum. Monthly benefits will be reduced by  1/180 for each of the first sixty months and  1/360 for each additional month by which benefit payments commence prior to age 65. Maximum benefit amounts payable to participants are subject to the Internal Revenue Code.

If a vested participant dies prior to commencement of benefit payments, a surviving spouse will receive a portion of the benefit the participant would have received upon retirement. If a participant dies after commencement of benefit payments, continuation of benefit payments to a beneficiary will be determined by the form of payment elected at retirement.

Certain provisions in the Pension Plan become effective upon a “change in control” (as defined in the Pension Plan). These provisions provide that a participant will become fully vested if terminated for reasons other than “cause” (as defined in the Pension Plan) within two years following a change in control.

Supplemental Executive Retirement Plan

We have adopted a SERP, effective in the fiscal year ended February 28, 1994. The SERP provides the named executive officers, other than Messrs. Mozilo and Kripalani, with annual supplemental retirement income equal to 70% of their average annual salary. This average annual salary is determined by averaging the five highest salaried years out of the ten years preceding retirement. Mr. Mozilo is entitled to receive enhanced supplemental retirement benefits under the SERP as discussed under the heading “Compensation Discussion and Analysis” and under the heading “Enhanced Supplemental Executive Retirement Plan” below.

Concurrent with the change in eligibility for the Pension Plan, eligibility for the SERP was revised to include only those executives who participated as of December 31, 2005. Each of the named executive officers chose to continue to participate in the SERP except for Mr. Kripalani, who elected to transfer his participation to the Company’s Executive Contribution Account Plan.

Participants in the SERP vest upon the earliest of the following: (i) attainment of at least age 55 and completion of five years of plan participation; (ii) onset of a “disability” (as defined in the SERP); (iii) a “change in control” of the Company (as defined in the SERP); or (iv) death. If a vested participant dies after termination of his or her employment, but before disability or retirement, he or she will receive no benefits from the SERP.

Benefits under the SERP are paid for fifteen years and are reduced by benefits the participant receives from (i) payments under the Pension Plan; (ii) the Company’s contributions to the participant’s deferred compensation account; and (iii) non-qualified pensions of a defined benefit nature from other employers. Company contributions to the participant’s deferred compensation account are reflected in the “All Other Compensation” column of the “Summary Compensation Table.”

Enhanced Supplemental Executive Retirement Plan

As part of Mr. Mozilo’s employment agreements with the Company, we agreed to provide Mr. Mozilo with an enhanced supplemental retirement benefit under the SERP (the “Enhanced SERP”). The Enhanced SERP is generally governed by the terms of the SERP, with certain exceptions. In all cases (other than following the termination of Mr. Mozilo’s employment by the Company for “cause” as defined in his employment agreements) the Enhanced SERP is designed to provide Mr. Mozilo with annual retirement income equal to 60% of the average of his annual base salary and bonus for three fiscal years in which he earns the highest combined annual base salary and annual bonus during the ten fiscal years preceding his termination of employment with the Company. Benefits under the regular SERP are based solely on base salary and do not include consideration for bonuses. Benefits under the Enhanced SERP cannot exceed an amount equal to $3,000,000 per year less the reductions described above in the discussion of the SERP.

401(k) Savings and Investment Plan

Our 401(k) Savings and Investment Plan (the “401(k) Plan”) is a Company-sponsored tax-qualified defined contribution plan. The 401(k) Plan allows eligible employees to supplement their savings and retirement accounts through tax-deferred contributions. All Company employees who have attained the age of 21 are eligible to participate immediately upon hire. Effective February 1, 2006, each of the named executive officers may contribute only six-percent of their eligible compensation. We also provide matching contributions and discretionary contributions to eligible participants. Participants in the 401(k) Plan are eligible to receive matching contributions from the Company following completion of one year of service and at least 1,000 hours of work. We currently match 50% of the first six percent of eligible compensation contributed by an eligible participant during each pay cycle.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information on compensation deferred by the named executive officers on a basis that is not tax-qualified, including earnings on our Executive Deferred Compensation Plan and our Executive Contribution Account Plan.

Name (1)	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Angelo R. Mozilo	5,691,967	400,000	883,541	816,527	20,604,877
Eric P. Sieracki	276,000	27,094	76,452	111,420	1,141,723
David Sambol	1,151,667	24,583	372,766	—	6,732,230
Ranjit M. Kripalani	—	80,000	9,281	—	89,281
Carlos M. Garcia	—	39,375	47,250	—	866,147
Stanford L. Kurland	3,901,286	111,125	926,846	9,451,632	7,924,824

(1)	Each of the named executive officers other than Mr. Kripalani is a participant in the Executive Deferred Compensation Plan. Mr. Kripalani participates in the Executive Contribution Account Plan.
(2)	For Messrs. Mozilo, Sieracki, Sambol and Kurland, the amounts include $1,851,667, $76,000, $101,667 and $901,286, respectively, of salary for Fiscal 2006, which amounts are reported in the “Summary Compensation Table.”
For named executive officers who elected to defer portions of their Fiscal 2005 non-equity incentive plan compensation, amounts in this column also include those executive contributions. The Company distributes non-equity incentive plan compensation in March of the year following the year in which it is earned. For Messrs. Sieracki, Sambol and Kurland, the amounts include $200,000, $1,050,000 and $3,000,000, respectively, of non-equity incentive plan compensation earned in Fiscal 2005, but paid and credited to each named executive officer’s Executive Deferred Compensation Plan account in Fiscal 2006.
For Mr. Mozilo, the amount also includes 90,000 RSUs with a value of $3,840,300, which were deferred upon vesting in Fiscal 2006 pursuant to the terms of a restricted stock unit agreement. Any dividends (or dividend equivalents) from such RSUs are reinvested into additional RSUs. The Company will exchange each RSU for one share of Common Stock at the rate of one-fifth per year beginning July 1, 2007 and continuing through July 1, 2011.
(3)	For each of the named executive officers other than Mr. Kripalani, the amounts reflect contributions by the Company to the Executive Deferred Compensation Plan in Fiscal 2006. Each of those amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” and in the “Payments/Accruals on Termination Plans” column in footnote 5 to the “Summary Compensation Table.”
For Mr. Kripalani, the $80,000 amount reflects his accrued benefit converted from the SERP to the Executive Contribution Account Plan in Fiscal 2006. The amount reported does not include the Company’s annual contribution pursuant to the Executive Contribution Account Plan for Fiscal 2006 in the amount of $150,000, since that amount is credited to Mr. Kripalani’s account in Fiscal 2007. Both the accrued benefit converted from the SERP and the Company’s annual contribution pursuant to the Executive Contribution Account Plan for Fiscal 2006 are included in the “All Other Compensation” column of the “Summary Compensation Table” and in the “Payments/Accruals on Termination Plans” column in footnote 7 to the “Summary Compensation Table.”
(4)	For Messrs. Mozilo, Sieracki, Sambol, Kripalani, Garcia and Kurland, $10,961, $360, $4,117, $6, $573 and $9,552, respectively, was reported as “above-market” earnings on deferred compensation in the “Summary Compensation Table.”

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan allows senior management to defer receipt of up to 50% of their base salary that exceeds the limitations described in Section 401(a)(17) of the Internal Revenue Code and up to 100% of their non-equity incentive plan compensation. Deferral elections are made for each plan year and do not roll over into subsequent plan years. Each of our named executive officers participates in the Executive Deferred Compensation Plan.

Participants receive earnings on deferred amounts based upon the performance of their selection of available investment options, which are listed in the table below. These investment options provide a way for the Company to measure investment returns and do not reflect any actual investment by us on behalf of the participants. We retain the right to change, at our discretion, the available investment options.

Asset Class	Fund Offering	One-Year Return
Intermediate Term Bond	PIMCO Total Return C	2.74%
	Lehman US Government/Credit Intermediate	4.07%
Large Cap Equity Blend	DWS Equity 500 Index Inv	15.58%
	S&P 500	15.79%
Small Cap Equity Blend	DWS VIT Small Cap Index: CI A	17.49%
	Russell 2000	18.37%
International Equity	International Value	25.68%
	MSCI EAFE Index	26.86%
Money Market	Moody’s Corporate Average	6.04%

We may also make discretionary contributions to the Executive Deferred Compensation Plan for those participants who also participate in the SERP. These discretionary contributions reduce the benefits paid to the SERP participants and vest at the same time the participants vest in their SERP benefit. All of our discretionary contributions are deemed to be invested in the Money Market asset class. In the event of our insolvency or bankruptcy, participants in the Executive Deferred Compensation Plan will be unsecured general creditors of the Company. When payments become due, cash is distributed from either the general assets of the Company or any associated grantor trust.

Unless earlier distributed, a participant’s vested account balance under the Executive Deferred Compensation Plan will be paid in a lump sum within 60 days of his or her termination of employment. If a named executive officer has satisfied the Executive Deferred Compensation Plan’s definition of early retirement (which is the attainment of age 55 and at least eleven years of service to the Company), the named executive officer may elect to have the pre-2005 portion of his vested account balance paid in an annuity over five, ten or fifteen years.

The Executive Deferred Compensation Plan allows a plan participant to receive distributions prior to termination of his or her employment if the participant elects to receive such in-service distributions at the time the participant makes his or her deferral elections. Otherwise, pre-termination distributions are allowed only if the participant experiences an unforeseeable emergency or a severe financial hardship. Absent an unforeseeable emergency or a severe financial hardship, pre-2005 deferrals and vested contributions may also be distributed to the participant, subject to a 10% reduction of the portion so distributed, if the participant asks the Compensation Committee for such a distribution.

These distribution rules are subject to Section 409A of the Internal Revenue Code, including, for example, the rule that a “specified employee” may not receive a distribution of post-2004 deferrals and contributions until at least six months following termination of employment; all of the named executive officers were “specified employees” under Section 409A at the end of the last fiscal year.

Executive Contribution Account Plan

Our Executive Contribution Account Plan is a nonqualified defined contribution plan providing benefits to eligible executives of the Company, so long as they are not participants in the SERP. Effective December 31, 2005, the SERP was closed to new participants. Existing SERP participants were permitted to either remain in the SERP or transfer into the Executive Contribution Account Plan effective January 1, 2006. SERP participants who elected to transfer to the Executive Contribution Account Plan received an opening balance in the Executive Contribution Account Plan equivalent to the present value of their SERP accrued benefit calculated as of December 31, 2005. Of the named executive officers, only Mr. Kripalani elected to transfer his participation to the Executive Contribution Account Plan with an opening balance of $80,000, the present value of Mr. Kripalani’s SERP benefit on December 31, 2005. The Executive Contribution Account Plan was effective January 1, 2006.

Participants in the Executive Contribution Account Plan receive earnings on deferred amounts based on the performance of their selection of available investment options, which are listed in the table below. These investment options provide a way for us to measure investment returns and do not reflect any actual investment by us on behalf of the participants. We retain the right to change, at our discretion, the available investment options.

Asset Class	Fund Offering	One-Year Return
Intermediate Term Bond	PIMCO Total Return Admin	3.74%
	Lehman US Government/Credit Intermediate	4.07%
Large Cap Equity Blend	DWS Equity 500 Index Inv	15.58%
	S&P 500	15.79%
Small Cap Equity Blend	DWS VIT Small Cap Index: CI A	17.49%
	Russell 2000	18.37%
International Equity	International Value	25.68%
	MSCI EAFE Index	26.86%
Money Market	Moody’s Corporate Average	6.04%

We generally credit contributions to the Executive Contribution Account Plan on December 31st of each year. In general, participants in the Executive Contribution Account Plan must be employed by the Company on the last business day of the year (or, if later, the date on which the contribution is actually credited) to be eligible to receive the contribution. Our annual contribution is an amount equal to a percentage of the participant’s “eligible compensation,” which includes the participant’s annual base salary and any bonus (including non-equity incentive plan compensation) paid to the participant during the year, up to maximum combined total of $3,000,000. Mr. Kripalani is entitled to receive a Company contribution equal to 5% of his “eligible compensation.”

Participants vest in the Executive Contribution Account Plan upon (i) completion of ten years of service to the Company and the (a) earlier of the participant’s attainment of age 55 or (b) completion of five years of plan participation; (ii) the attainment of age 65; (iii) onset of a “disability” (as defined in the Executive Contribution Account Plan), (iv) a “change in control” of the Company (as defined in the Executive Contribution Account Plan); or (v) death. In the event of our insolvency or bankruptcy, participants in the Executive Contribution Account Plan will be unsecured general creditors of the Company.

Vested benefits in the Executive Contribution Account Plan are paid out in a lump sum within 60 days of the participant’s termination of employment, subject to a possible delay in payment of six months pursuant to Section 409A of the Internal Revenue Code. However, if the participant is eligible for retirement (the earlier of the attainment of age 65 or 55 with at least eleven years of service to the Company), the participant’s vested account balance may be paid in an annuity over five, ten or fifteen years, as elected by the participant. Prior to termination of the participant’s employment, distributions are allowed only as a result of an unforeseeable emergency and with approval of the Compensation Committee in its sole discretion.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Each of our named executive officers may receive various payments if his employment with us is terminated. Employment may be terminated in various ways including the following:

•	Voluntary termination of employment by the named executive officer (with or without “good reason”);

•	Retirement (normal or early);

•	Termination of employment by the Company (with or without “cause”);

•	Termination in the event of the disability or death of the named executive officer; and

•	Termination following a change in control of the Company.

In the discussion below, we summarize the various termination scenarios under which our named executive officers would have been entitled to receive payments had their employment been terminated as of December 31, 2006. In the tables below, we also provide estimates of the payments that our named executive officers would have received had their employment been terminated as of December 31, 2006. These estimates assume that the price of our Common Stock was the closing price on the last business day of 2006. These amounts are only estimates—the actual amounts to be paid out to a named executive officer can only be determined at the time of the executive’s separation from the Company.

Potential payments made to Messrs. Mozilo and Sambol upon the termination of their employment or upon a change in control are governed by the terms of their employment agreements with the Company and by the benefit plans in which they participate. Potential payments to Mr. Mozilo as of December 31, 2006 would have been governed by the 2004 Mozilo Employment Agreement (as defined below), while potential payments to Mr. Mozilo as of the date of this proxy statement would be governed by the 2007 Mozilo Employment Agreement (as defined below), which became effective on January 1, 2007. Potential payments to Mr. Sambol as of December 31, 2006 would have been governed by the 2003 Sambol Employment Agreement (as defined below), while potential payments to Mr. Sambol as of the date of this proxy statement would be governed by the 2007 Sambol Employment Agreement (as defined below), which became effective on January 1, 2007.

Potential payments to Messrs. Sieracki, Kripalani and Garcia upon the termination of their employment or upon a change in control are governed by the terms of the benefit plans in which they participate. None of Messrs. Sieracki, Kripalani or Garcia have employment agreements with the Company.

Mr. Kurland’s employment with the Company was terminated on September 7, 2006.

Payments to Mr. Mozilo

Employment Agreements with Mr. Mozilo

Effective as of March 1, 2001, we entered into an employment agreement with Mr. Mozilo that expired February 28, 2006 (the “Mozilo Agreement”). The annual non-equity incentive compensation provisions of the Mozilo Agreement were approved by our stockholders at the 2002 Annual Meeting. On September 2, 2004, we entered into an employment agreement with Mr. Mozilo that became effective following the expiration of the Mozilo Agreement and covered Mr. Mozilo’s employment with the Company through December 31, 2006 (the “2004 Mozilo Employment Agreement”).

The Mozilo Agreement provided for:

•	a base salary at the annual rate of $1,750,000 in Fiscal 2002 with minimum increases of $200,000 per year thereafter;

•

incentive compensation in the form of an annual cash bonus pursuant to a formula that multiplied the previous incentive payment by the ratio of the current year’s EPS over the immediately preceding year’s EPS for which a payment was made; and

•	annual grants of stock options to purchase no less than 350,000 shares (1,400,000 as adjusted for subsequent stock splits) of Common Stock, as determined by the Compensation Committee.

The 2004 Mozilo Employment Agreement provided for the continuation of Mr. Mozilo’s employment as Chairman of the Board and Chief Executive Officer from March 1, 2006 to December 31, 2006 (the “CEO Term”).

For the CEO Term, Mr. Mozilo received or was to receive:

•	a base salary at the annual rate of $2,900,000;

•	incentive compensation in the form of an annual cash bonus pursuant to the same formula as the Mozilo Agreement multiplied by 83.33% to adjust for the ten-month incentive period; and

•	a grant of stock options was to have been made in April 2007 to purchase 1,166,667 shares of Common Stock (this grant was superceded by the terms of the 2007 Mozilo Employment Agreement).

On December 22, 2006, we entered into a new employment agreement with Mr. Mozilo effective January 1, 2007 (the “2007 Mozilo Employment Agreement”), as described and discussed under the heading “Compensation Discussion and Analysis.”

Payments to Mr. Mozilo upon Voluntary Termination without “Good Reason” and His Normal Retirement

Under the 2004 Mozilo Employment Agreement, had Mr. Mozilo voluntarily terminated his employment without “good reason,” as defined thereunder (his voluntary termination without “good reason” includes his retirement since Mr. Mozilo became eligible for “normal retirement” prior to December 31, 2006):

•	he would have been entitled to receive a pro-rata percentage of his annual non-equity incentive compensation through the date of termination;

•	all of his unvested restricted stock and stock options granted after November 9, 2004 would have become immediately vested and would have remained exercisable for their full term;

•

he would have been entitled to receive an enhanced amount under the SERP paid over fifteen years (since Mr. Mozilo is currently eligible for retirement, there is no incremental benefit to and the value of any SERP benefits is no greater than the amount included in the “Pension Benefits” table); and

•	he and his spouse would have been entitled to continued health benefits for their lifetimes.

Had the terms of the 2007 Mozilo Employment Agreement applied on December 31, 2006, upon Mr. Mozilo’s voluntary termination without “good reason” (which includes his retirement), Mr. Mozilo would have received similar payments or benefits, except that he would not have received a pro-rata percentage of his annual non-equity incentive compensation.

Payments to Mr. Mozilo upon Termination without Cause or Voluntary Termination with Good Reason

Under the 2004 Mozilo Employment Agreement, and upon Mr. Mozilo’s termination without “cause” or his voluntary termination with “good reason” (as “cause” and “good reason” are defined thereunder):

•

he would have been entitled to receive a cash payment equal to three times his then applicable base salary, plus the annual non-equity incentive compensation he would have received had his employment continued to the end of the term of the agreement, plus a pro-rata percentage of his annual incentive non-equity compensation through the date of termination;

•	all of his unvested restricted stock and stock options would have become immediately vested and his stock options would have remained exercisable for their full term;

•

he would have been entitled to receive an enhanced amount under the SERP paid over fifteen years (since Mr. Mozilo is currently eligible for retirement, the value of any SERP benefits would have been no greater than what is included in the “Pension Benefits” table);

•	he and his beneficiaries would have been entitled to continue to receive health, life insurance and financial planning benefits for three years (the “continuation period”);

•	following the continuation period, he and his spouse would have been entitled to continue to receive health benefits for their lifetimes; and

•	he would have been entitled to receive outplacement services for two years.

Had the terms of 2007 Mozilo Employment Agreement applied on December 31, 2006, upon Mr. Mozilo’s termination without “cause” or his voluntary termination with “good reason” (as “cause” and “good reason” are defined thereunder):

•

he would have been entitled to receive similar payments or benefits, except that he would have received a cash payment equal to three times his then applicable base salary plus his target annual non-equity incentive compensation for the year in which the termination occurs; and

•	he would not have received outplacement services.

Payments to Mr. Mozilo upon Termination for Cause

Under the 2004 Mozilo Employment Agreement, upon Mr. Mozilo’s termination for “cause” (as defined thereunder), he would not have been eligible to receive any additional amounts, other than amounts already vested at the time of termination. His unvested restricted stock and stock options would not have vested.

Had the terms of the 2007 Mozilo Employment Agreement applied on December 31, 2006, upon Mr. Mozilo’s termination for “cause” (as defined thereunder), he would not have been eligible to receive any additional amounts, other than amounts already vested at the time of termination. His unvested restricted stock and stock options would not have vested.

Payments to Mr. Mozilo upon Death or Disability

Under the 2004 Mozilo Employment Agreement:

•	upon Mr. Mozilo’s death, his beneficiary would have continued to receive his then applicable base salary for a period of 12 months;

•

upon the termination of Mr. Mozilo’s employment because of his “disability” (as defined thereunder), he would have continued to receive one-half of his then applicable base salary for the earlier of five years or his death (less any cash benefits he would have received under the Company’s disability plans or the Pension Plan);

•

upon Mr. Mozilo’s death, he would have been entitled to receive a pro-rata portion of the annual non-equity incentive compensation he was eligible to receive pursuant to his employment agreement, based on time of service and annual performance;

•	upon Mr. Mozilo’s death, all of his unvested restricted stock and stock options would have become immediately vested and his stock options would have remained exercisable for their full term;

•

upon Mr. Mozilo’s death, he would have been entitled to receive an enhanced amount under the SERP in a lump sum cash payment as opposed to being paid out over fifteen years (since Mr. Mozilo is currently eligible for retirement, the value of any SERP benefits that he was entitled to receive was no greater than what is included in the “Pension Benefits” table);

•	upon Mr. Mozilo’s death, his spouse would have been entitled to receive health benefits for her lifetime; and

•

upon Mr. Mozilo’s disability, he and his beneficiaries would have been entitled to receive health, life insurance and financial planning benefits for five years and following those five years, he and his spouse would have been entitled to receive health benefits for their lifetimes and he would have been entitled to receive outplacement services for two years.

Had the terms of the 2007 Mozilo Employment Agreement applied on December 31, 2006:

•	he would have been entitled to receive similar payments or benefits, except that upon his disability (as defined thereunder):

•

he would continue to receive one-half of his then applicable base salary until December 16, 2009 (less any cash benefits he may have received under the Company’s disability plans and the Pension Plan); and

•	he and his beneficiaries would have continued to receive health, life insurance and financial planning benefits for three years, not five years; and

•	he would not have received outplacement services.

Payments to Mr. Mozilo upon a Change in Control

Under the 2004 Mozilo Employment Agreement and immediately upon a change in control (as “change in control” is defined thereunder):

•	all of Mr. Mozilo’s unvested performance-based restricted stock and stock options would have vested and his stock options would have remained exercisable for their full term;

•	a pro-rata portion of his outstanding RSUs (that portion granted in connection with his agreeing to remain the Company’s Chief Executive Officer) would have vested; and

•	Mr. Mozilo would have been entitled to receive a “gross up payment” equal to the excise tax charged to him as a result of the above (with certain exceptions).

Had the terms of the 2007 Mozilo Employment Agreement applied on December 31, 2006, immediately upon a change in control, Mr. Mozilo would have been entitled to similar payments or benefits.

Under the 2004 Mozilo Employment Agreement, if following a change in control Mr. Mozilo’s employment had been terminated for any reason by him or without “cause” by the Company (as “change in control” and “cause” are defined thereunder), he would have been entitled to receive:

•

a cash payment equal to three times his then applicable base salary, plus a cash payment equal to three times the greater of (i) the average incentive cash bonus paid or payable for the two fiscal years preceding the year in which termination occurs and (ii) the incentive cash bonus paid for the fiscal year preceding the change in control;

•	a pro-rata percentage of his annual non-equity incentive compensation through the date of termination;

•

an enhanced amount under the SERP in a lump sum cash payment (as opposed to being paid out over fifteen years) (since Mr. Mozilo is currently eligible for retirement, the value of any SERP benefits that he would have been entitled to receive is no greater than what is included in the “Pension Benefits” table);

•	for three years, continuing health, life insurance and financial planning benefits for Mr. Mozilo and his beneficiaries;

•	following those three years, health benefits for the lifetimes of Mr. Mozilo and his spouse; and

•	a “gross-up payment” equal to the excise tax charged to him as a result of his receipt of any of the above (with certain exceptions).

Had the terms of the 2007 Mozilo Employment Agreement applied on December 31, 2006, if following a change in control Mr. Mozilo’s employment was terminated for any reason by him or without “cause” (as defined thereunder) by the Company, he would have been entitled to receive similar payments or benefits.

Payments to Mr. Mozilo Following His Term as Chief Executive Officer

Pursuant to the 2007 Mozilo Employment Agreement, at the expiration of Mr. Mozilo’s term as both Chairman of the Board and Chief Executive Officer, he is expected to continue to serve as a non-employee Chairman of the Board until December 31, 2011. During the period Mr. Mozilo serves as a non-employee Chairman of the Board, he will be entitled to receive the same compensation that other non-employee Directors receive plus an additional $200,000 for his services as Chairman of the Board. He will also be entitled to receive other benefits, including office space, secretarial support, use of the Company’s aircraft for business purposes, financial consulting services and payment of annual country club dues.

If Mr. Mozilo’s service as an employee or non-employee Chairman of the Board terminates before March 1, 2011, the Company will retain Mr. Mozilo as a consultant pursuant to the terms of a consulting agreement between the Company and Mr. Mozilo. As a consultant, Mr. Mozilo is obligated to make himself available for a specified period of time each month through December 2011 and will be compensated at the rate of $400,000 per year. He will also be entitled to receive other benefits, including office space, secretarial support, use of the Company’s aircraft, financial consulting services and payment of annual country club dues.

All options granted to Mr. Mozilo under his employment agreements fully vest in the event of a change in control, termination of the consulting agreement by reason of Mr. Mozilo’s death or disability or termination of the consulting agreement by Mr. Mozilo by reason of the Company’s failure to honor its obligations under the consulting agreement. Otherwise, all such options continue to vest during the consulting period.

Upon a termination of Mr. Mozilo’s services as a Director, he will become a Director Emeritus, with minimum continuation of vesting of any equity awards he received as an employee prior to December 26, 2006.

Restrictions on Mr. Mozilo’s Competition and Solicitation

Pursuant to the 2007 Mozilo Employment Agreement, Mr. Mozilo has agreed not to compete with the Company, directly or indirectly, without consent of the Board as long as he is the Chief Executive Officer of the Company. In addition, for twenty-four months after the later of the date Mr. Mozilo ceases to be an employee or Director of the Company, he has agreed not to interfere with our employee or customer relationships or solicit our employees or customers on behalf of persons competitive with the Company.

Estimated Payments to Mr. Mozilo

The following table shows estimated potential payments upon a hypothetical December 31, 2006 termination or a change in control of the Company for Angelo R. Mozilo, the Company’s Chairman of the Board and Chief Executive Officer. These estimated payments would have been made pursuant to the 2004 Mozilo Employment Agreement, which was effective as of the end of Fiscal 2006.

	Cash Severance Payment (1)(2)($)	Accelerated Equity Vesting (1)(3)($)	Vested SERP Benefit (1)(4)($)	Life Insurance Proceeds (1)(5)($)	Vested Deferred Compensation (1)(6)($)	Other Benefits Continuation (1)(7)($)	Total (1)($)
Voluntary – With Good Reason	29,161,473	13,341,210	—	—	—	135,969	42,638,652

Voluntary – Without Good Reason or Retirement (8) – Normal	—	13,341,210	—	—	—	—	13,341,210

Retirement (8) – Early	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Involuntary – For Cause	—	—	—	—	—	—	—

Involuntary – Without Cause	29,161,473	13,341,210	—	—	—	135,969	42,638,652

Death	23,361,473	13,341,210	—	13,895,761	—	387	50,598,831

Disability	25,684,913	13,341,210	—	—	—	213,281	39,239,404

Immediately following a change in control	—	13,341,210	—	—	—	—	13,341,210

Involuntary – Without Cause or Voluntary – for any reason following a change in control	87,832,473	—	—	—	—	135,969	87,968,442

The table above does not reflect potential payments pursuant to the new 2007 Mozilo Employment Agreement.

(1)	Payments that have already accrued, vested or are not dependent on termination of employment or a change in control have been omitted from the table.
(2)	Cash Severance Payment. Upon Mr. Mozilo’s voluntary termination with “good reason,” his involuntary termination without “cause” (prior to or following a change in control), his termination upon his disability or his death or his termination for any reason following a change in control, he would have been entitled to receive a pro-rata portion of the annual non-equity incentive compensation based on time of service and annual performance. Since each termination scenario is deemed to have occurred on December 31, 2006, Mr. Mozilo’s full 2006 annual non-equity incentive payment is included above.

Based on Mr. Mozilo’s historical compensation and a cash severance payment upon termination estimated as of December 31, 2006, Mr. Mozilo’s change in control benefits would not have been subject to an excise tax and no “gross-up” payments would have been made.

(3)	Accelerated Equity Vesting. Values in the table represent gain on unvested stock options that would have become vested using the December 29, 2006 share price for our Common Stock ($42.45).
(4)	Vested SERP Benefit. Since Mr. Mozilo is currently eligible to retire, the value of any SERP benefits that he would have received is no greater than what is included in the “Pension Benefits” table. Consequently, no additional values are included here. However, upon Mr. Mozilo’s death or immediately upon a change in control of the Company, the current, accumulated present value of the benefits would be paid in a lump sum.
(5)	Life Insurance Proceeds. The amount is equal to life insurance proceeds payable following the death of both Mr. Mozilo and his spouse, less premiums paid by the Company for such insurance.

(6)	Vested Deferred Compensation. Mr. Mozilo is currently eligible to retire and, according to the terms of the Company’s Executive Deferred Compensation Plan, he is fully vested in all Company contributions. The total value of Mr. Mozilo’s deferred compensation account can be found in the “Non-Qualified Deferred Compensation” table.
(7)	Other Benefits Continuation. The table excludes medical coverage continuation for Mr. Mozilo and his wife, which would have been an estimated $10,000 annually.
(8)	Retirement. Mr. Mozilo is currently eligible for normal retirement. For purposes of these termination scenarios, his voluntary termination with good reason and his retirement are considered to be equivalent.

Payments to Mr. Sambol

Employment Agreements

Effective as of March 1, 2003, we entered into an employment agreement with Mr. Sambol (together with the first amendment thereto, the “2003 Sambol Employment Agreement”).

Pursuant to the 2003 Sambol Employment Agreement:

•	Mr. Sambol received a base salary in Fiscal 2004 of $900,000;

•	in each fiscal year thereafter, the base salary of Mr. Sambol was increased by an amount determined by the Compensation Committee based on the recommendation of Mr. Mozilo;

•	any amount of Mr. Sambol’s base salary that would not have been deductible to the Company was deferred until such time as Mr. Sambol was no longer employed by the Company;

•

incentive compensation for each fiscal year was paid in the form of annual non-equity incentive compensation as determined in accordance with the 2003 Sambol Employment Agreement and the Annual Incentive Plan; and

•	additional incentive compensation was paid in the form of grants of stock options, restricted stock or such other form as the Compensation Committee determined for each fiscal year.

On March 27, 2007, we entered into a new employment agreement with Mr. Sambol, which was effective January 1, 2007 (the “2007 Sambol Employment Agreement”), as described and discussed under the heading “Compensation Discussion and Analysis.”

Payments to Mr. Sambol upon Voluntary Termination, Retirement and Termination For Cause

Under the 2003 Sambol Employment Agreement and upon Mr. Sambol’s voluntary termination (with or without “good reason” as defined thereunder), his retirement (normal or early), or his termination for cause (as defined thereunder), Mr. Sambol would not have been entitled to receive any incremental amounts or benefits that were not also available to non-executive salaried employees.

Had the terms of the 2007 Sambol Employment Agreement applied on December 31, 2006, upon Mr. Sambol’s voluntary termination without “good reason” (as defined thereunder), his retirement (normal or early) or his termination for cause, Mr. Sambol would not have been entitled to receive any incremental amounts or benefits that were not also available to non-executive salaried employees. Upon Mr. Sambol’s voluntary termination with “good reason,” he would have been entitled to immediate vesting of all of his equity incentive compensation awards.

Payments to Mr. Sambol upon Termination Without Cause

Under the 2003 Sambol Employment Agreement and upon Mr. Sambol’s termination without “cause” (as defined thereunder):

•	he would have been entitled to receive his base salary for a two-year severance period (the “severance period”);

•

he would have been entitled to receive a payment at the end of each fiscal year during the severance period in an amount equal to the incentive non-equity incentive compensation paid or payable to him for the fiscal year immediately preceding the fiscal year of his termination;

•	he would have been entitled to receive a pro-rata portion of his annual non-equity incentive compensation through the date of termination;

•	all of his unvested restricted stock and stock options would have become immediately vested and his stock options would have been exercisable for three months;

•	he and his beneficiaries would have been entitled to continue to receive health and life insurance benefits for the severance period; and

•	he would have been also eligible to receive outplacement services for the severance period.

Had the terms of the 2007 Sambol Employment Agreement applied on December 31, 2006, upon Mr. Sambol’s termination without “cause” (as defined thereunder) he would have been entitled to receive similar payments or benefits, except that:

•

the amount of the incentive cash bonuses paid at the end of each fiscal year during the severance period would have been in an amount equal to the average of the incentive cash bonus paid to Mr. Sambol in the two calendar years immediately preceding the date of termination;

•	if the severance period ended on a date prior to the end of a fiscal year, he would not have been entitled to receive a pro-rata portion amount of the incentive cash bonus for such year; and

•	he would not have received outplacement services.

Payments to Mr. Sambol upon Death or Disability

Under the 2003 Sambol Employment Agreement:

•	upon Mr. Sambol’s death, his beneficiary would have been entitled to continue to receive his then applicable base salary for a period of 12 months;

•

upon the termination of Mr. Sambol’s employment because of his “disability” (as defined thereunder), he would have been entitled to continue to receive one-half of his then applicable base salary for the earlier of five years or Mr. Sambol’s death (less any cash benefits he would have received under the Company’s disability plans and its Pension Plan);

•

upon Mr. Sambol’s death or termination upon his disability, he would have been entitled to receive a pro-rata portion of his annual non-equity incentive compensation, based on time of service and annual performance;

•

upon Mr. Sambol’s death or his termination upon his disability, all of his unvested restricted stock, stock options and SARs would have become immediately vested, and his stock options and SARs would have been exercisable for a period of one year;

•	upon Mr. Sambol’s death, his benefits under the SERP would have become immediately vested and his beneficiary would have been entitled to receive a lump sum payment;

•	upon the termination of Mr. Sambol’s employment because of his disability, his benefits under the SERP would have become immediately vested and he would have been entitled to a fifteen year annuity;

•	upon Mr. Sambol’s death, his beneficiaries would have been entitled to receive health, disability and welfare-type benefits for one year;

•

upon the termination of Mr. Sambol’s employment because of his disability, he and his beneficiaries would have continued to receive health, disability, welfare and life insurance benefits for the earlier of five years or the date of Mr. Sambol’s death;

•

upon Mr. Sambol’s death or termination upon his disability, his unvested balance under our Deferred Compensation Plan would have become immediately vested and he would have been deemed to have elected payment of any amounts due him; and

•	upon the termination of Mr. Sambol’s employment because of his disability, he would have been entitled to receive outplacement services for two years.

Had the terms of the 2007 Sambol Employment Agreement applied on December 31, 2006, he would have been entitled to receive similar payments or benefits, except that he would not have received outplacement services.

Payments to Mr. Sambol upon a Change in Control

Under the 2003 Sambol Employment Agreement and immediately upon a change in control:

•

all of Mr. Sambol’s unvested restricted stock, stock options and SARs would have become immediately vested (for purposes of such vesting, as “change in control” is defined in the 2003 Sambol Employment Agreement);

•

Mr. Sambol’s benefits under the SERP would have become immediately vested and he would have been entitled to receive a lump sum cash payment within 60 days of the change in control (for purposes of such vesting and payment, as “change in control” is defined in the SERP);

•

Mr. Sambol’s unvested balance under the Executive Deferred Compensation Plan would have immediately vested and payment would have been made to him pursuant to the plan (for purposes of such vesting and payment, as “change in control” is defined in the Executive Deferred Compensation Plan); and

•	Mr. Sambol would have received a “gross-up payment” equal to the excise tax, plus any income and/or employment tax thereon, charged to him as a result of the above (with certain exceptions).

Had the terms of the 2007 Sambol Employment Agreement applied on December 31, 2006, upon a change in control, Mr. Sambol would have been entitled to receive similar payments or benefits.

Under the 2003 Sambol Employment Agreement, if Mr. Sambol’s employment would have been terminated following a “change in control” without “cause” by the Company or by him for “good reason” (as “change in control,” “cause” and “good reason” are defined thereunder), he would have been entitled to receive:

•	a cash payment equal to three times his then applicable base salary;

•

a cash payment equal to three times the greater of (i) the average non-equity incentive compensation paid or payable for the two fiscal years preceding the year in which termination occurs and (ii) the annual non-equity incentive compensation paid for the fiscal year preceding the change in control;

•	for three years, continuing health, disability, welfare and life insurance and medical benefits for Mr. Sambol and his beneficiaries;

•	for two years, outplacement services; and

•	a “gross-up payment” equal to the excise tax, plus any income and/or employment tax thereon, charged to him as a result of his receipt of any of the above (with certain exceptions).

Had the terms of the 2007 Sambol Employment Agreement applied on December 31, 2006, if following a change in control Mr. Sambol’s employment had been terminated without “cause” by the Company or by him for “good reason,” he would have been entitled to receive similar payments or benefits, except that he would not have received outplacement services.

Restrictions on Mr. Sambol’s Competition and Solicitation

Under the 2007 Sambol Employment Agreement, following the termination of Mr. Sambol’s employment for any reason, (i) he agreed not to compete, directly or indirectly, with the Company without the consent of the Board for twelve months, (ii) he agreed not to influence or attempt to influence customers of the Company to divert their business in competition with the Company, (iii) he agreed not to influence or advise any other person to employ or solicit anyone employed by the Company at the time of his termination, and (iv) he agreed not to influence or advise any employee to leave the Company.

Estimated Payments to Mr. Sambol

The following table shows estimated and potential payments upon a hypothetical December 31, 2006 termination or a change in control of the Company for David Sambol, the Company’s President and Chief Operating Officer and Chairman of the Board and Chief Executive Officer of Countrywide Home Loans, Inc. These estimated payments would have been made pursuant to the 2003 Sambol Employment Agreement, which was effective as of the end of Fiscal 2006.

	Cash Severance Payment (1)(2)($)	Accelerated Equity Vesting (1)(3)($)	Vested SERP Benefit (1)(4)($)	Life Insurance Proceeds (1)($)	Vested Deferred Compensation (1)(5)($)	Other Benefits Continuation (1)($)	Total (1)($)
Voluntary—Without Good Reason	—	—	—	—	—	—	—

Voluntary—With Good Reason	—	—	—	—	—	—	—

Retirement (6)—Normal	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Retirement (6)—Early	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Involuntary— For Cause	—	—	—	—	—	—	—

Involuntary—Without Cause	18,150,000	18,287,105	—	—	—	72,778	36,509,883

Death	6,450,000	18,287,105	1,749,115	5,100,000	162,761	7,870	31,756,851

Disability	6,593,030	18,287,105	1,749,115	—	162,761	151,945	26,943,956

Immediately Following a Change in Control	—	18,287,105	2,235,944	—	162,761	—	20,685,810

Involuntary—Without Cause or Voluntary—With Good Reason following a Change in Control	19,350,000	—	—	—	—	99,167	19,449,167

The table above does not reflect potential payments pursuant to the new 2007 Sambol Employment Agreement.

(1)	Payments that have already accrued, vested or are not dependent on termination of employment have been omitted from the table above.

(2)	Cash Severance Payment. Upon Mr. Sambol’s involuntary termination without “cause,” his termination upon his disability, he would have been entitled to receive a pro-rata portion of his annual non-equity incentive compensation based on time of service and annual performance. Since each termination scenario is deemed to have occurred on December 31, 2006, Mr. Sambol’s full 2006 annual non-equity incentive payment is included above.

Based on Mr. Sambol’s historical compensation and his estimated cash severance payment upon termination as of December 31, 2006, Mr. Sambol’s change in control benefits would not have been subject to an excise tax and no “gross-up” payments would have been made.

(3)	Accelerated Equity Vesting. Values in the table represent gain on unvested stock options that would have become vested using the December 29, 2006 share price for our Common Stock ($42.45).
(4)	Vested SERP Benefit. Information in the table above represents the incremental value of the benefit that exceeds the value already disclosed in the “Pension Benefits” table. These incremental values are primarily due to accelerated vesting, specific benefit assumptions defined in the SERP document and, in the case of death or a change in control, lump sum payment of the accrued benefit. Unvested contributions by the Company to the Executive Deferred Compensation Plan offset any benefits Mr. Sambol may receive under the SERP.
(5)	Vested Deferred Compensation. Values in the table represent the otherwise unvested portion of Mr. Sambol’s deferred compensation account as of December 31, 2006. This unvested amount is attributable to our contributions to the Executive Deferred Compensation Plan. These values are included in the balances provided in the “Non-Qualified Deferred Compensation” table.
(6)	Retirement. Mr. Sambol is not and would not have been eligible for either early or normal retirement.

Payments to Messrs. Sieracki, Kripalani and Garcia

None of Messrs. Sieracki, Kripalani and Garcia have employment agreements with the Company. None of Messrs. Sieracki, Kripalani and Garcia would have been eligible to receive any payments in the event of a voluntary termination (with or without good reason), retirement (normal or early), for cause termination or without cause termination.

Payments upon Death or Disability

In the event of death or disability of Messrs. Sieracki, Kripalani and Garcia:

•	the executive would have received a pro-rata portion of his annual non-equity incentive compensation;

•	any unvested restricted stock, unexercised stock options or SARs granted to the executive after November 9, 2004 would have become immediately vested pursuant to our 2000 Equity Incentive Plans;

•

if the executive was a participant in our SERP, his benefits under that plan would have immediately vested, and upon his death his beneficiary would have been entitled to a lump sum payment or upon termination of his employment upon his disability, he would have been entitled to a fifteen year annuity;

•

if the executive was a participant in our Executive Contribution Account Plan, his benefits under that plan would have immediately vested, and he or his beneficiary, as applicable, would have been entitled to a lump sum payment; and

•

the executive’s unvested balance under the Executive Deferred Compensation Plan would have immediately vested and amounts due him would have been paid in the form of a lump sum or monthly annuities over five, ten or fifteen years, as elected by the executive.

Payments Made Upon a Change in Control

Immediately upon a change in control and for each of Messrs. Sieracki, Kripalani and Garcia:

•

any unvested restricted stock, unexercised stock options or SARs granted to the executive would have become immediately vested (for purposes of such vesting, as “change in control” is defined in our 2000 or 2006 Equity Incentive Plans);

•

if the executive was a participant in our SERP, his benefits under that plan would have become immediately vested and he would have been entitled to receive a lump sum cash payment within 60 days of the change in control (for purposes of such vesting and payment, as “change in control” is defined in the SERP);

•

if the executive was a participant in the Executive Deferred Compensation Plan, his unvested balance would have become immediately vested and payment would have been made to the executive pursuant to the plan (for purposes of such vesting and payment, as “change in control” is defined in the Executive Deferred Compensation Plan);

•

if the executive was a participant in our Executive Contribution Account Plan, his benefits under that plan would have become immediately vested (for purposes of such vesting, as “change in control” is defined in the Executive Contribution Account Plan); and

•

the executive would have received a “gross up payment” equal to the excise tax, plus income and employment taxes thereon, charged to him as a result of his receipt of any of the above (with certain exceptions).

Messrs. Sieracki, Kripalani and Garcia are each participants in the Change in Control Severance Plan. Pursuant to this Plan, if an executive’s employment is terminated following a change in control without “cause” by the Company or for “good reason” by the executive (as “cause,” “good reason” and “change in control” are defined in the Change in Control Severance Plan), the named executive officer would have been eligible to receive:

•	an amount equal to three times the executive’s base annual salary as of the date of his termination, or, if greater, as of the date on which the change in control occurs paid over three years;

•

an amount equal to three times the greater of the annual non-equity incentive compensation paid to the executive in the fiscal year immediately preceding the change in control or the average of the annual non-equity incentive compensation paid to the executive for each of the last two fiscal years preceding the year of termination paid over three years;

•

continuing benefits for the executive and his dependents or beneficiaries, including group medical, health, dental and prescription drug benefits (including the executive medical examination program), life insurance and other death benefits coverage, short- and long-term disability (including executive long-term disability), individual outplacement services, and financial planning services for a period of three years;

•	a credit for three additional years of service and age under all of our employee benefit plans; and

•	a “gross-up payment” equal to the excise tax, plus income and employment taxes thereon, charged to the executive as a result of his receipt of any of the above (with certain exceptions).

If the executive accepts alternative employment with the Company, continuing benefits and payments of the salary and incentive cash bonus amounts cease. Amounts or benefits paid to the executive under the Change in Control Severance Plan will not be offset by any other future compensation received by the executive from other sources.

The following table shows the potential payments upon termination or a change in control of the Company for Eric Sieracki, the Company’s Executive Managing Director and Chief Financial Officer.

	Cash Severance Payment (1)(2)($)	Accelerated Equity Vesting (1) (3)($)	Vested SERP Benefit (1)(4)($)	Life Insurance Proceeds (1)($)	Vested Deferred Compensation (1)(5)($)	Other Benefits Continuation (1)($)	Total (1)($)
Voluntary—Without Good Reason	—	—	—	—	—	—	—

Voluntary—With Good Reason	—	—	—	—	—	—	—

Retirement (6)—Normal	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Retirement (6) – Early	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Involuntary—For Cause	—	—	—	—	—	—	—

Involuntary—Without Cause	—	—	—	—	—	—	—

Death	856,350	970,872	699,424	2,900,000	164,306	—	5,590,952

Disability	856,350	970,872	699,424	—	164,306	—	2,690,952

Immediately Following a Change in Control	—	1,829,827	1,123,647	—	164,306	—	3,117,780

Involuntary—Without Cause or Voluntary—With Good Reason following a Change in Control	8,067,624	—	—	—	—	57,290	8,124,914

(1)	Payments that have already accrued, vested or are not dependent on termination of employment have been omitted from the table above.
(2)	Cash Severance Payment. Upon Mr. Sieracki’s termination upon his disability or his death he would have been entitled to receive a pro-rata portion of the annual non-equity incentive compensation based on time of service and annual performance. Since such termination is deemed to have occurred on December 31, 2006, Mr. Sieracki’s full 2006 annual non-equity incentive payment is included above.

The estimated value of Mr. Sieracki’s “gross-up” payment upon a change in control (including both reimbursement for the excise tax and associated taxes on that payment) is $2,967,624 and is included in the cash severance benefit above. The gross-up amount in the above table is based on an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 9.30% state income tax rate.

(3)	Accelerated Equity Vesting. Values in the table represent gain on unvested stock options that would have become vested using the December 29, 2006 share price for our Common Stock ($42.45).
(4)	Vested SERP Benefit. Information in the table above represents the incremental value of the benefit that exceeds the value already disclosed in the “Pension Benefits” table. These incremental values are primarily due to accelerated vesting, specific benefit assumptions defined in the SERP document and, in the case of death or a change in control, lump sum payment of the accrued benefit. Unvested contributions by the Company to the Executive Deferred Compensation Plan offset any benefits Mr. Sieracki may receive under the SERP.
(5)	Vested Deferred Compensation. Values in the table represent the otherwise unvested portion of Mr. Sieracki’s deferred compensation account as of December 31, 2006. This unvested amount is attributable to our contributions to the Executive Deferred Compensation Plan. These values are included in the balances provided in the “Non-Qualified Deferred Compensation” table.
(6)	Retirement. Mr. Sieracki is not and would not have been eligible for either early or normal retirement.

The following table shows the potential payments upon termination or a change in control of the Company for Ranjit Kripalani, Executive Managing Director, Capital Markets, for the Company and the Executive Managing Director, President and Chief Executive Officer of Countrywide Capital Markets, Inc.

	Cash Severance Payment (1)(2)($)	Accelerated Equity Vesting (1)(3)($)	Vested Executive Contribution Account Plan Benefit (1)(4)($)	Life Insurance Proceeds (1)($)	Vested Deferred Compensation (1)(5)($)	Other Benefits Continuation (1)($)	Total ($)
Voluntary – Without Good Reason	—	—	—	—	—	—	—

Voluntary – With Good Reason	—	—	—	—	—	—	—

Retirement (6) – Normal	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Retirement (6) – Early	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Involuntary – For Cause	—	—	—	—	—	—	—

Involuntary – Without Cause	—	—	—	—	—	—	—

Death	5,447,458	679,614	239,282	5,100,000	—	—	11,466,354

Disability	5,447,458	679,614	239,282	—	—	—	6,366,354

Immediately Following a Change in Control	—	1,618,740	239,282	—	—	—	1,858,022

Involuntary – Without Cause or Voluntary – With Good Reason following a Change in Control	21,998,325	—	—	—	—	119,858	22,118,183

(1)	Payments that have already accrued, vested or are not dependent on termination of employment have been omitted from the table above.
(2)	Cash Severance Payment. Upon Mr. Kripalani’s termination upon his disability or his death, he would have been entitled to receive a pro-rata portion of the annual non-equity incentive compensation based on time of service and annual performance. Since such termination is deemed to have occurred on December 31, 2006, Mr. Kripalani’s full 2006 annual non-equity incentive payment is included above.
The estimated value of Mr. Kripalani’s “gross-up” payment upon a change in control (including both reimbursement for the excise tax and associated taxes on that payment) is $6,513,825 and is included in the cash severance amount above. The gross-up amount in the above table is based on an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 9.30% state income tax rate.
(3)	Accelerated Equity Vesting. Values in the table represent gain on unvested stock options that would have become vested using the December 29, 2006 share price for our Common Stock ($42.45).
(4)	Vested Executive Contribution Account Plan Benefit. As previously described, Mr. Kripalani participates in our Executive Contribution Account Plan; he does not participate in the SERP.
Upon a change in control, any unvested Executive Contribution Account Plan balance is immediately vested. As of December 31, 2006, Mr. Kripalani’s entire Executive Contribution Account Plan account balance was unvested. This value is also disclosed in the “Pension Benefits” table.

(5)	Vested Deferred Compensation. Mr. Kripalani is not a participant in the Executive Deferred Compensation Plan.
(6)	Retirement. Mr. Kripalani is not and would not have been eligible for either early or normal retirement.

The following table shows the potential payments upon termination or a change in control of the Company for Carlos M. Garcia, the Executive Managing Director, Banking and Insurance, for the Company.

	Cash Severance Payment (1)(2)($)	Accelerated Equity Vesting (1)(3)($)	Vested SERP Benefit (1)(4)($)	Life Insurance Proceeds (1)($)	Vested Deferred Compensation (1)(5)($)	Other Benefits Continuation (1)($)	Total (1)($)
Voluntary – Without Good Reason	—	—	—	—	—	—	—
Voluntary – With Good Reason	—	—	—	—	—	—	—
Retirement (6) – Normal	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Retirement (6) – Early	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Involuntary – For Cause	—	—	—	—	—	—	—
Involuntary – Without Cause	—	—	—	—	—	—	—
Death	2,696,378	970,872	929,539	5,100,000	272,054	—	9,968,843
Disability	2,696,378	970,872	929,539	—	272,054	—	4,868,843
Immediately Following a Change in Control	—	3,032,252	1,749,189	—	272,054	—	5,053,495
Involuntary – Without Cause or Voluntary – With Good Reason following a Change in Control	11,337,000	—	—	—	—	131,663	11,468,663

(1)	Payments that have already accrued, vested or are not dependent on termination of employment have been omitted from the table above.
(2)	Cash Severance Payment. Upon Mr. Garcia’s termination upon his disability or his death, he would have been entitled to receive a pro-rata portion of the annual non-equity incentive compensation based on time of service and annual performance. Since termination is deemed to have occurred on December 31, 2006, Mr. Garcia’s full 2006 annual non-equity incentive payment is included above.
Based on Mr. Garcia’s historical compensation and a cash severance payment upon termination estimated as of December 31, 2006, Mr. Garcia’s change in control benefits would not be subject to the excise tax and no gross-up payments would be made.
(3)	Accelerated Equity Vesting. Values in the table represent gain on unvested stock options that would have become vested using the December 29, 2006 share price for our Common Stock ($42.45).
(4)	Vested SERP Benefit. Information in the table above represents the incremental value of the benefit that exceeds the value already disclosed in the “Pension Benefits” table. These incremental values are primarily due to accelerated vesting, specific benefit assumptions defined in the SERP document and, in the case of death or a change in control, lump sum payment of the accrued benefit. Unvested contributions by the Company to the Executive Deferred Compensation Plan offset any benefits Mr. Garcia may receive under the SERP.
(5)	Vested Deferred Compensation. Amounts in the table represent the otherwise unvested portion of Mr. Garcia’s deferred compensation account as of December 31, 2006. This unvested amount is attributable to our contributions to the Executive Deferred Compensation Plan. These amounts are included in the balances provided in the “Non-Qualified Deferred Compensation” table.
(6)	Retirement. Mr. Garcia is not and would not have been eligible for either early or normal retirement.

Termination of the Employment of Stanford L. Kurland

On September 7, 2006, Mr. Kurland’s employment with the Company was terminated. Effective September 7, 2006, Mr. Kurland was no longer the Company’s President and Chief Operating Officer, nor was he an employee of the Company in any capacity. The severance payments and benefits for Mr. Kurland that are reported in the “Summary Compensation Table” are identical, and not additive, to the amounts described below, although some of the amounts are reported on a different basis than on the “Summary Compensation Table.” As required by the SEC rules, in the “Summary Compensation Table,” the values that appear in the “Stock Awards” and “Option Awards” columns are the amounts that the Company expenses in our financial statement in Fiscal 2006 for equity awards made to the named executive officers in Fiscal 2006 and prior years. Even though these values are different than the payment values that appear elsewhere in this proxy statement, they do not represent additional compensation to the executive.

As a result of his termination, Mr. Kurland’s employment agreement with the Company (the “Kurland Employment Agreement”) provides that Mr. Kurland is entitled to receive as severance:

•

continued payment of his current annual base salary in equal semi-monthly installments until twenty-four months from October 7, 2006, the effective date of termination of the Kurland Employment Agreement (the “Kurland Severance Period”), totaling $3,500,000. Mr. Kurland’s base salary for the first six months following October 7, 2006 was deferred and accrued by the Company. Accordingly, on April 9, 2007, Mr. Kurland was paid his accrued base salary from October 8, 2006 through March 31, 2007 in a single lump sum payment;

•	current benefits for the Kurland Severance Period, with an estimated value of $104,573;

•

two payments of $7,875,000 at the end of each fiscal year during the Kurland Severance Period, totaling $15,750,000, which total is equal to two times Mr. Kurland’s cash incentive bonus paid for the 2005 fiscal year;

•	$6,041,096, which is equal to Mr. Kurland’s cash incentive bonus paid for the 2005 fiscal year, calculated on a pro-rata basis to October 7, 2006; and

•	immediate vesting of all non-vested stock options and other equity compensation awarded under the Company’s equity plans.

In addition, $7,452,992 of Mr. Kurland’s Executive Deferred Compensation Plan balance was paid to Mr. Kurland on December 4, 2006 and $8,041,501 was paid to him on April 9, 2007, and Mr. Kurland’s benefits under the Company’s 401(k) Plan are fully vested. The Company paid tax gross-ups for taxes payable by Mr. Kurland for personal use of the Company’s aircraft in the amount of $8,252 and paid Mr. Kurland’s legal expenses in the amount of $26,163 on or about April 3, 2007.

DIRECTOR COMPENSATION AND BENEFITS

The compensation program for our non-employee Directors is intended to fairly compensate them for the time and effort required of a Director given the size and complexity of the Company’s operations. Portions of the compensation program utilize our Common Stock or stock equivalents in order to further align the interests of the Directors with all other stockholders of the Company and to motivate the Directors to focus on the long-term financial interests of the Company. Directors who are Company employees are not paid any fees for serving on the Board or for attending Board meetings.

Cash Compensation Paid to Board Members

The following table shows the cash fee arrangements we have with our non-employee Directors for their board and committee work.

Type of Fee	Amount ($)
Annual Board Retainer	$70,000
Annual Committee Chair Retainer	$7,500
Lead Director Retainer	$25,000	(may be paid in the form of restricted stock	)
Meeting Fees
In-Person Board Meeting	$1,500
Telephonic Board Meeting	$750

All non-employee Directors are entitled to reimbursement for expenses incurred in attending meetings of the Board and its committees.

Restricted Stock Awards

Under the Company’s 2003 Non-Employee Directors’ Fee Plan each Director also receives, on an annual basis, shares of restricted stock with an aggregate value equal to $220,000, based on the fair market value of our Common Stock on the date of grant. Through December 31, 2006, the fair market value was deemed to be the average of the highest and lowest price of a share of Common Stock on the date of grant. Starting January 1, 2007, the fair market value is deemed to be the closing price of our Common Stock on the date of grant. Restrictions on such restricted stock lapse upon the earlier of (i) the business day immediately preceding the first anniversary of the grant, (ii) such Director’s death or disability, (iii) a change in control of the Company, or (iv) the date such Director becomes a Director Emeritus.

Deferred Compensation Program for Non-Employee Directors

Pursuant to the 2003 Non-Employee Directors’ Fee Plan, each non-employee Director may elect to defer all or part of his or her Director’s fees in the form of cash or stock units and may also elect to defer all or part of his or her restricted stock awards in the form of restricted stock units. In each case any deferral is made to a predetermined date. Directors’ fees and restricted stock deferred as stock units and restricted stock units earn dividend equivalents, which are paid in the form of additional stock units and restricted stock units, at the same time and in the same amount as dividends are paid on the Common Stock. Under this plan, in respect of Fiscal 2006, Ms. Brown and Messrs. Cunningham, Dougherty and Robertson elected to defer some or all of their Directors’ fees and Ms. Brown and Messrs. Cunningham, Dougherty, Heller, Melone and Parry elected to defer all of their restricted stock awards. As of December 31, 2006, the account balances for each non-employee Director under the plan were as follows:

Ms. Brown	Mr. Cunningham	Mr. Donato	Mr. Dougherty	Mr. Heller	Mr. Melone	Mr. Parry	Mr. Robertson	Mr. Snyder
$727,216	$1,586,406	$1,218,223	$1,689,719	$864,289	$260,650	$557,107	$504,734	$914,046

There is no trust associated with this plan. Participants are unsecured creditors of the Company in respect of amounts deferred.

Charitable Award Program and Matching Gift Program

Each Director may participate in the Company’s Charitable Award Program, which is designed to recognize the value in supporting worthy, qualified charities and to enhance the Company’s ability to attract and retain Directors with outstanding experience and ability. Directors’ participation vests ratably over five years. The Company may contribute to a qualified charity selected by such Director and approved by the Company in the amount of $1,000,000 on behalf of such Director and $2,000,000 on behalf of the Chairman and co-founder, Angelo R. Mozilo, with such contributions to be made over a ten-year period with the first installment made at the earlier of ten years after the Director’s retirement from the Board or at the Board member’s death. The Charitable Award Program is funded by life insurance policies on Directors, and the program is not intended to result in a substantial cost to the Company. Directors derive no direct financial benefit from the Charitable Award Program since all charitable contribution tax deductions accrue solely to the Company. The Company may terminate the Charitable Award Program at any time.

The Company has established a Directors Matching Gift Program in which the Company will match, dollar for dollar, up to a maximum total amount per non-employee Director of $10,000 annually, qualifying charitable donations. Effective September 2006, the Company match was reduced to a maximum of $5,000 annually. The Directors’ Matching Gift Program is part of the Company’s Strategic Philanthropy mission reflecting the long-standing reputation of the executives and employees of the Company for giving back to the communities in which they live and work.

Director Emeritus

Under its Director Emeritus program, the Company maintains the position of Director Emeritus for non-employee Directors who have retired from the Board after a minimum of three years of service. Each such individual who agrees to provide up to five hours per month of advisory and consulting services to the Company and its subsidiaries, as the Board may determine, and to attend meetings as requested by the Board, may serve as Director Emeritus for life. Further, each Director Emeritus is required to refrain from entering into an employment or consulting agreement with, or from supplying any information or materials to, any competitor of the Company or its subsidiaries throughout his or her participation in the Plan.

The Company’s Director Emeritus program further provides that (i) the stock options granted to the Director Emeritus during his or her tenure as a Director continue to vest as provided under the Company’s applicable equity incentive plans, (ii) the shares of restricted stock granted to a Director Emeritus during his or her tenure as a Director automatically vest upon such Director becoming a Director Emeritus, (iii) a Director Emeritus is entitled to participate in the Company’s health plans, and (iv) a Director Emeritus who, upon request by the Board, attends a Board meeting, is entitled to a payment in an amount not less than the then-current per meeting fee payable to non-employee Directors for attending Board meetings plus expenses incurred in connection with such attendance.

In connection with their retirement from the Board in 2006, Ben M. Enis and Edward Heller were each invited to become a Director Emeritus. Upon their acceptance, Messrs. Enis and Heller became eligible for the benefits available under the Director Emeritus program, including participation in the Charitable Award Program. In connection with her retirement from the Board in 2004, Gwendolyn S. King was invited to become a Director Emeritus. Upon her acceptance, Ms. King became eligible for the benefits available under the Director Emeritus program including participation in the Charitable Award Program. Prior to August 2000, each Director Emeritus received compensation paid on a monthly basis for the life of the individual in an amount based on the number of years of service as a Director and the amount of Director’s fees paid to him during the last month of service as a Director prior to his retirement. In August 2000, the Board adopted a resolution discontinuing payment of this monthly compensation to any person who becomes a Director Emeritus following the date of the adoption of the resolution.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors for Fiscal 2006.

Name (1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Kathleen Brown(7)	82,000		218,769	—	44,219	344,988
Henry G. Cisneros	84,250		222,754	—	51,962	358,966
Jeffrey M. Cunningham	84,250	(8)	222,754	342	61,962	369,308
Robert J. Donato	92,500		278,352	845	53,158	424,855
Michael E. Dougherty	116,000	(9)	278,352	497	44,219	439,068
Ben M. Enis	41,000	(10)	278,352	—	49,158	368,510
Edwin Heller	41,000	(10)	278,352	—	49,170	368,522
Martin R. Melone	99,000	(11)	274,368	—	54,219	427,587
Robert T. Parry	154,250	(11)	330,355	—	54,219	538,824
Oscar P. Robertson	84,250	(12)	278,352	302	44,219	407,123
Keith P. Russell	163,500	(11)	269,579	—	59,191	492,270
Harley W. Snyder	97,500	(11)	278,352	402	66,524	442,778

(1)	Angelo R. Mozilo, the Company’s Chairman of the Board and Chief Executive Officer, and Stanford L. Kurland, the former President and Chief Operating Officer of the Company, are not included in this table as they are or were employees of the Company and thus receive or received no compensation for their services as Directors. The compensation received by Messrs. Mozilo and Kurland as employees of the Company for Fiscal 2006 is shown in the “Summary Compensation Table.”
(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for Fiscal 2006 in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to and during Fiscal 2006.
The grant date fair value of the April 3, 2006 restricted stock award computed in accordance with FAS 123R is as follows: for each of Ms. Brown, Mr. Cisneros Mr. Cunningham, Mr. Donato Mr. Dougherty, Mr. Enis, Mr. Heller, Mr. Melone, Mr. Robertson and Mr. Snyder: $219,976; for each of Messrs. Parry and Russell: $275,963, of which $219,976 is attributed to restricted stock awarded to each for his service as a Director and $55,987 is attributed to restricted stock awarded to each for his service as a Director of Countrywide Bank, FSB, a subsidiary of the Company.
(3)	The following Directors have been awarded restricted stock that vested on April 2, 2007 as follows: for each of Messrs. Cisneros, Cunningham, Donato, Dougherty, Enis, Heller, Melone, Robertson and Snyder: 6,035 restricted shares; and for each of Messrs. Parry and Russell: 7,571 restricted shares. Messrs. Enis and Heller were each awarded 6,035 restricted shares that vested on June 14, 2006, the date on which they each became a Director Emeritus. Ms. Brown resigned from the Board effective March 29, 2007, which resulted in the forfeiture of 6,035 shares of restricted stock that would have vested on April 2, 2007.
(4)	Ms. Brown and Messrs. Cunningham, Dougherty, Heller, Melone and Parry elected to defer 100% of their restricted stock awards for Fiscal 2006.
(5)	All of the amounts reflect “above-market” earnings on compensation deferred by the Directors pursuant to our 2003 Non-Employee Directors’ Fee Plan.
(6)	The amounts reflect perquisites and other personal benefits (including health benefits and spousal travel), contributions by the Company to qualified charities pursuant to our Charitable Awards Program, and charitable donations by the Company pursuant to our Directors Matching Gift Program.

Health Benefits: Messrs. Cisneros, Cunningham, Donato, Enis and Russell participate in the Company’s group health plans consisting of medical and dental benefits. The annual cost to the Company for each participating Director, net of premium payments made by the Director, was $7,743, $7,743, $4,939, $4,939, and $4,972, respectively.

Spousal Travel: The annual cost to the Company for spousal travel of Directors was as follows: for Mr. Heller, $4,951; for Mr. Snyder, $17,305.

Charitable Awards Program: We fund the Charitable Award Program through life insurance policies and $44,219 is allocated as “All Other Compensation” for each Director. Such amount was determined by dividing the aggregate life insurance premiums by 15, which is the number of Directors, including Directors Emeritus and employee Directors.

Matching Gift Program: During Fiscal 2006, $49,000 was paid out under the Directors’ Matching Gift Program as follows:

Director	Matching Contribution ($)
Jeffrey M. Cunningham	$10,000
Robert J. Donato	4,000
Martin R. Melone	10,000
Robert T. Parry	10,000
Keith P. Russell	10,000
Harley W. Snyder	5,000

(7)	Ms. Brown elected to defer 100% of her cash compensation into a stock unit account that allows for the purchase of whole shares. This deferral resulted in fractional shares, which were not deferred but were instead payable to her in cash. As a result, Ms. Brown deferred $81,898 of her cash compensation into a stock unit account. Ms. Brown resigned from the Board effective March 29, 2007, which resulted in the forfeiture of 6,035 shares of restricted stock that would have vested on April 2, 2007. Since Ms. Brown had served as a Director for substantially all of the vesting period for these shares, the Compensation Committee and the Board approved a cash payment to Ms. Brown of $204,285 in lieu thereof, which was the value on March 29, 2007 of the 6,035 shares that were forfeited.
(8)	Mr. Cunningham elected to defer 100% of his cash compensation into a stock unit account that allows for the purchase of whole shares. This deferral resulted in fractional shares, which were not deferred but were instead payable to him in cash. As a result, Mr. Cunningham deferred $84,164 of his cash compensation into a stock unit account.
(9)	Mr. Dougherty elected to defer $116,000, or 100%, of his cash compensation into a deferred cash account.
(10)	Messrs. Enis and Heller retired from the Board on June 14, 2006.
(11)	Fees include additional cash compensation received by the Director as a member of the Board of Directors of Countrywide Bank, FSB (the “Bank”). Messrs. Melone, Parry, Russell and Snyder earned $5,000, $61,000, $71,000 and $5,000, respectively, for their service on the Bank’s Board of Directors. The annual retainer for a member of the Bank’s Board of Directors is $50,000 and the annual committee chair retainer is $5,000. Meeting fees are $1,500 for each in-person Bank Board meeting and $1,000 for each telephonic Bank Board meeting. Each member of the Bank Board of Directors also received restricted stock with a fair market value of $56,000, rounded down to the next whole share.
(12)	Mr. Robertson elected to defer $75,825, or 90%, of his cash compensation into a deferred cash account.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Policies and Procedures with Respect to Related Person Transactions

The Company recognizes that related person transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Accordingly, as a general matter, it is the Company’s preference to avoid related person transactions.

The Audit and Ethics Committee has approved a written Related Person Transaction Policy. This policy requires the Company’s legal department to submit all reported related person transactions for which disclosure is required pursuant to the rules and regulations of the SEC to the Audit and Ethics Committee for review and approval. A related person transaction includes any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, Director or Director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s Common Stock;

•

any person who is an immediate family member (as defined in the rules and regulations of the SEC) of an executive officer, Director or Director nominee or beneficial owner of more than 5% of the Company’s Common Stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

As part of the review and approval process, the Audit and Ethics Committee considers all relevant facts and circumstances available to the Audit and Ethics Committee, including the recommendations of management. No member of the Audit and Ethics Committee participates in any review, consideration or approval of any related person transaction involving such member or any of his or her immediate family members, except that such member is required to provide all material information concerning the related person transaction to the Audit and Ethics Committee.

The Audit and Ethics Committee has delegated to the Chair of the Audit and Ethics Committee the authority to pre-approve or ratify any related person transaction in which the aggregate amount involved is expected to be less than $500,000. The Audit and Ethics Committee has also pre-approved each of the following related person transactions under the terms of the Company’s Related Person Transaction Policy:

•

any employment by the Company of a relative of an executive officer where the employment was entered into in the ordinary course of business and the relative’s compensation is in accordance with the Company’s practices applicable to employees with equivalent qualifications and responsibilities holding similar positions;

•

any transaction with another company where the related person’s only relationship is as an employee (but not an executive officer), Director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the lesser of $200,000 or two percent of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university where the related person’s only relationship is as an employee or a Director (but not an executive officer) and the aggregate amount involved does not exceed the lesser of $200,000 or two percent of the charitable organizations total annual receipts;

•

any transaction where the related person’s interest arises solely from the ownership of the Company’s Common Stock and all holders of such Common Stock receive the same benefit on a pro-rata basis (e.g., dividends); and

•	any transaction with a related person involving services, products or relationships provided by the Company in the ordinary course of business on arms’ length terms available to third parties.

The Company may not enter into any related person transaction unless and until it is approved by the Chair or the Audit and Ethics Committee in accordance with the Company’s Related Person Transaction Policy.

Relationships and Transactions

Effective on March 29, 2007, Ms. Brown resigned from the Board. During her tenure as a Director, Ms. Brown served as head of West Coast Municipal Finance for Goldman, Sachs & Co. Goldman, Sachs & Co.,

together with its affiliates and subsidiaries (“Goldman”), provides a significant amount of financing and provides advisory and other services to the Company and the Company’s subsidiaries under various arrangements. Goldman also provides investment advisory services to certain of the Company’s executives. In connection with many of these arrangements, the Company and the Company’s subsidiaries pay Goldman fees. The Company expects these arrangements to continue and to enter into similar arrangements with Goldman in the future. Ms. Brown did not provide any services to the Company, the Company’s subsidiaries or the Company’s executives or receive any compensation related to any of these arrangements.

During Fiscal 2006, one or more of the Company’s mortgage lending subsidiaries, in the ordinary course of business, made mortgage loans and/or made home equity lines of credit available to Directors and executive officers and their immediate families. Such mortgage loans and/or home equity lines of credit were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons, and they did not involve more than the normal risk of collectibility or present other unfavorable features. Generally, the Company sells these mortgage loans and/or home equity lines of credit soon after origination into the secondary market in the ordinary course of business. Prior to the enactment of the Sarbanes-Oxley Act of 2002, Directors and executive officers were eligible to participate in a discount program pursuant to which they may have received reductions in discount points payable in connection with origination of their mortgage loans. Directors and executive officers are no longer entitled to participate in this employee discount program.

Certain Directors and executive officers have immediate family members who are employed by the Company. The compensation of each such family member was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities holding similar positions. None of the executive officers has a material interest in these employment relationships nor do any of them share a home with these employees. The employees disclosed below are six of the Company’s approximately 54,000 member workforce. None of them report directly to any of the Company’s executive officers.

During 2006, the Company employed the following relatives of the Company’s Directors and executive officers for the compensation indicated: a son of Angelo R. Mozilo, who has been an employee since June 1, 2005, was employed as a Branch Manager, for approximately $296,709 in base salary and bonus; a son-in-law of Angelo R. Mozilo, who has been an employee since 1984, was employed as Director, Fixed Income Products, for approximately $437,965 in base salary and bonus; a brother-in-law of Stanford L. Kurland, who has been an employee since 1986, was employed as Executive Vice President, Production Administration, for approximately $434,744 in base salary and bonus and a grant of 8,268 stock appreciation rights on the terms set forth below; a brother of Carlos M. Garcia, who has been an employee since 1997, was employed as Senior Vice President, Customer Relationship Management, for approximately $213,642 in base salary and bonus and a grant of 4,689 stock appreciation rights on the terms set forth below; a brother-in-law of David Sambol, who has been an employee since 2000, was employed as Senior Vice President, Strategic Business Alliance Development, for approximately $419,576 in base salary and bonus and a grant of 3,500 stock appreciation rights on the terms set forth below; and a brother of Kevin W. Bartlett, who has been an employee since 2003, was employed as a First Vice President, Operations Analysis, for approximately $233,426 in base salary and bonus. The SARs granted in April 2006 entitled the holder to purchase the indicated number of shares of the Company’s Common Stock at fair market value on the grant date and vest at a rate of one-third per year. In addition, each relative was entitled to receive employee benefits generally available to all employees.

All of the transactions reported did not require the review or approval of the Audit and Ethics Committee pursuant to the Related Person Transaction Policy.

PROPOSAL TWO

RATIFYING THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Ethics Committee of the Company’s Board of Directors has selected KPMG LLP (“KPMG”) to audit the Company’s consolidated financial statements for, and otherwise act as the Company’s independent registered public accounting firm with respect to, the fiscal year ending December 31, 2007.

KPMG has served as the Company’s independent registered public accounting firm since January 5, 2004. The selection by the Audit and Ethics Committee of KPMG for the current fiscal year is being presented to stockholders for ratification at the Meeting. The affirmative vote of a majority of the shares of the Common Stock represented, in person or by proxy, and entitled to vote at the Meeting will constitute such ratification.

The Company’s organizational documents do not require that the Company’s stockholders ratify the appointment of KPMG as the Company’s independent registered public accounting firm. The Company is doing so because the Company believes it is a matter of good corporate practice. If the Company’s stockholders do not ratify the appointment, the Audit and Ethics Committee will reconsider whether or not to retain KPMG but still may retain them. Even if the appointment is ratified, the Audit and Ethics Committee, in its discretion, may change the appointment at any time during the year if it determines such a change would be in the best interests of the Company and its stockholders.

A representative of KPMG will be present at the Meeting. Such representative will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

The Board recommends that the stockholders vote FOR this proposal.

AUDIT AND ETHICS COMMITTEE REPORT

The Audit and Ethics Committee has reviewed and discussed the Company’s audited financial statements for Fiscal 2006 with management and with KPMG, the Company’s independent registered public accounting firm in respect of Fiscal 2006. The Audit and Ethics Committee also has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit and Ethics Committee has received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and has discussed with KPMG its independence.

Based on the review and discussions referred to above, the Audit and Ethics Committee recommended to the Board that audited financial statements for Fiscal 2006 be included in the Company’s Annual Report on Form 10-K for the same period to be filed with the SEC.

The Audit and Ethics Committee

Martin R. Melone (Chair)

Henry G. Cisneros

Robert T. Parry

Keith P. Russell

AUDITOR FEES AND SERVICES

KPMG Fees

The following table shows the fees billed by KPMG for the audit and other services it provided to the Company in respect of Fiscal 2006 and Fiscal 2005.

	2006	2005
Audit Fees(1)	$13,759,148	$13,933,650
Audit-Related Fees(2)	6,586,108	6,360,337
Tax Fees(3)	—	—
All Other Fees(4)	—	68,500

Total	$20,345,256	$20,362,487

(1)	These are fees paid for professional services rendered during the audit of the Company’s annual consolidated financial statements, audits of internal controls and for the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and for services normally provided in connection with the statutory or regulatory filings or engagements and comfort letters related to debt and equity offerings.
(2)	These are fees paid for assurance and related services reasonably related to the performance of the audit and review of our consolidated financial statements and that are not reported under “Audit Fees,” including fees relating to agreed upon procedures related to securitization transactions, audits of financial statements of employee benefit plans, internal control reports and due diligence services.
(3)	These would include fees paid for professional services rendered for tax compliance, tax planning and tax advice.
(4)	These are fees paid for permissible work performed by KPMG that does not meet the above categories. All of the Fiscal 2005 fees relate to services that were approved by the Audit and Ethics Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The Audit and Ethics Committee approved all services performed by KPMG during Fiscal 2006 in accordance with applicable requirements. Before the Company’s independent registered public accounting firm is engaged to provide any audit or non-audit services, the engagement must be reviewed and specifically approved by the Audit and Ethics Committee. The Audit and Ethics Committee has delegated to the Chair of that committee the authority to approve KPMG’s services.

PROPOSAL THREE

STOCKHOLDER PROPOSAL

The Company has been notified that a stockholder intends to present the following proposal and related supporting statement for consideration at the Meeting. Promptly upon receiving an oral or written request from a stockholder of the Company, the Company will provide the name and address of the stockholder proponent as well as the number of shares of our Common Stock held by such proponent.

“RESOLVED, that stockholders of Countrywide Financial Corporation (“Countrywide”) urge the board of directors to adopt a policy that Countrywide stockholders be given the opportunity at each annual meeting of stockholders to vote on an advisory resolution, to be proposed by Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.”

Supporting Statement From Stockholder Proponent

“In our view, senior executive compensation at Countrywide has not always been structured in ways that best serve stockholders’ interests. For example, in 2005, Chairman and CEO Angelo Mozilo received $230,452 representing the cost for personal use of company aircraft and related gross-up payments, $40,282 for country club memberships and $29,750 for tax and investment advice. Mr. Mozilo’s 2005 pay package included a $19,557,361 bonus and a grant of 1,400,000 stock options.

“We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide stockholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow stockholders to cast an advisory vote on the “director’s remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives stockholders a clear voice that could help shape senior executive compensation.

“Currently U.S. stock exchange listing standards require stockholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Stockholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004)).

“Similarly, performance criteria submitted for stockholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

“Accordingly, we urge Countrywide’s board to allow stockholders to express their opinion about senior executive compensation at Countrywide by establishing an annual referendum process. The results of such a vote would, we think, provide Countrywide with useful information about whether stockholders view the company’s senior executive compensation, as reported each year, to be in stockholders’ best interests.

“We urge stockholders to vote for this proposal.”

Board’s Recommendation

The Board of Directors recommend a vote AGAINST the above proposal as not in the best interests of the Company’s stockholders and opposes the proposal for the following reasons.

Countrywide’s success is dependent on its ability to recruit and retain talented personnel. If the proposal is adopted, our Company could be put at a severe disadvantage relative to our competitors for executive talent, none of which, to our knowledge, have been required to adopt a similar proposal. In addition, our process for determining executive compensation, which is overseen by the Compensation Committee of our Board of Directors, could be disrupted by a well intentioned advisory vote of stockholders that provides, at best, a crude mechanism for providing stockholder sentiment on our compensation practices. We believe our existing communications with investors, including those through our protocols for interested parties to communicate with our Board, provide stockholders with the ability to provide more meaningful and direct input on executive compensation matters.

In light of the complexity and challenges of the financial services industry, intellectual capital is critical to the success of the Company. The Company’s short- and long-term prospects are dependent upon the quality and motivation of our executive team and we believe our executive compensation policies and programs are effective at achieving the Company’s goals in these areas. As evidence of this, our policies and programs have contributed to attracting and retaining an executive management team that has been with the Company for an average tenure of 22 years and has delivered outstanding financial results through many different business cycles. From the fiscal year ended February 28, 1997 through Fiscal 2006, the Company’s net earnings expanded at a compound annual growth rate of approximately 26%, from approximately $257 million to $2.7 billion. In the same period, total assets grew by a compound annual growth rate of 39% from $7.7 billion to $199.9 billion and earnings per diluted share increased by a compound annual growth rate of 22%, from $0.61 per diluted share to $4.30 per diluted share. In addition to these achievements, over the 10-year period from December 31, 1996 through December 29, 2006, our stockholders would have received a 563% total return. Such extraordinary results, especially in light of a transitioning business environment, are all strong demonstrations of the alignment of our pay-for-performance system with our stockholder’s best interests.

The Board and the Compensation Committee strive to enhance the Company’s executive compensation policies and programs in light of changing industry and market forces to ensure that we provide appropriate incentives to our executives to continue to deliver such financial results for our stockholders. In this regard, in 2007 we enhanced our pay-for-performance compensation system to further strengthen the relationship between pay and performance. These enhancements are outlined more fully under the heading “Compensation Discussion and Analysis.”

We believe our compensation policies and practices result from a disciplined and thorough process for determining executive compensation as outlined in our “Compensation Discussion and Analysis.” The Compensation Committee, which oversees our compensation policies and practices and is comprised entirely of independent Directors, has directly engaged an independent executive compensation consultant and an independent law firm, both of which have no other business relationship with the Company. The Compensation Committee, which met 29 times in 2006, reviews surveys of peer group compensation and other information provided by the compensation consultant and takes into account the unique internal considerations, competitive landscape and other pressures on the Company.

We believe that a non-binding advisory vote of stockholders will not provide meaningful guidance for our complex and fact-intensive compensation setting process. If implemented, the advisory vote would only provide an ambiguous indication of stockholder sentiment. It would not provide the Board with specific guidance or direction, leaving the Board forced to guess stockholder concerns. While the Board believes that stockholder communication and input is invaluable and essential, the Company already has an active investor relations program as well as a direct, effective process in place for stockholders to communicate with our Board, which is described under “Communicating with the Board” in this proxy statement.

Contrary to the position taken by the proponent, we believe comparisons of compensation practices in the United States to those in the United Kingdom are inappropriate. The markets for executive talent and stockholder investment as well as the regulatory environments are so substantially dissimilar that we believe the United Kingdom system will prove unworkable in the United States and will greatly diminish the competitiveness of companies forced to adopt it. Moreover, we do not believe the system in the United Kingdom has created the alignment of executive pay to performance alleged by many advocates. Any move toward adopting this practice in the United States should only follow a comprehensive and careful analysis of the United Kingdom’s system and the appropriateness of its transferability to the United States.

Finally, the U.S. House of Representatives is currently considering legislation on stockholder involvement in executive compensation. We believe that implementation of an advisory vote by the Company and none of its competitors prior to any such legislation would be premature and potentially harmful to the Company and its stockholders.

The Board therefore recommends that the stockholders vote AGAINST this proposal.

Adoption of this proposal requires the affirmative vote of a majority of the shares of the Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Meeting.

ANNUAL REPORT AND FORM 10-K

The Annual Report to Stockholders, containing the Company’s Annual Report on Form 10-K for Fiscal 2006, which contains the consolidated financial statements of the Company for Fiscal 2006, accompanies this proxy statement but is not a part of the Company’s soliciting materials.

Stockholders may obtain without charge a copy of the Company’s Annual Report on Form 10-K for Fiscal 2006, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to: Investor Relations, Countrywide Financial Corporation, 4500 Park Granada, MS CH-19, Calabasas, California 91302-1613, or by calling (818) 225-3550. The Company’s Form 10-K is also available online at the Company’s website, www.countrywide.com. A list of exhibits is included in the Form 10-K and exhibits are available from the Company upon the payment to the Company of the cost of furnishing them.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder wishes to be considered for inclusion in the proxy statement and form of proxy relating to the 2008 Annual Meeting of Stockholders must be received by the Company no later than December 31, 2007. Any other proposal that a stockholder wishes to bring before the 2008 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 31, 2007. All proposals must comply with the applicable requirements or conditions established by the SEC and Article II, Section 13 of the Company’s Bylaws, which requires, among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Company’s Secretary at 4500 Park Granada, MS CH-11B, Calabasas, California 91302. The persons designated as proxies by the Company in connection with the 2008 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Audit and Ethics Committee Report” or “Compensation Committee Report” to the extent permitted by the rules of the SEC will not be deemed incorporated, unless specifically provided otherwise in such filing.

DISCLAIMER

This proxy statement contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

OTHER MATTERS

The Board knows of no matters other than those listed in the attached Notice of 2007 Annual Meeting that are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors,

SUSAN E. BOW

Secretary

April 27, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

COUNTRYWIDE FINANCIAL CORPORATION

Wednesday, June 13, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided as soon as possible.
- OR -

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the

on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

20330300000000001000 2	061307

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES,

“FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

Unmarked proxies shall be voted FOR the Election of all Nominees, FOR Proposal 2 and AGAINST Proposal 3 unless specified to the contrary.
1. Election of three (3) Class II Directors:			2. To ratify the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES:
O Henry G. Cisneros O Robert J. Donato O Harley W. Snyder

3.   To consider a stockholder proposal, if properly presented, urging our Board of Directors to adopt a policy that our stockholders be given an opportunity to ratify the compensation of the named executive officers set forth in our annual proxy statement.

				☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

			I PLAN TO ATTEND THE MEETING.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COUNTRYWIDE FINANCIAL CORPORATION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, JUNE 13, 2007

The undersigned hereby appoints Angelo R. Mozilo and David Sambol, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote, in accordance with the specifications made on the reverse side, all of the shares of common stock of Countrywide Financial Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held in the Learning Center Auditorium of the Company’s corporate headquarters located at 4500 Park Granada, Calabasas, California 91302 on Wednesday, June 13, 2007, at 10:00 a.m., Pacific Time, and any adjournment or adjournments thereof.

Receipt of copies of the 2006 Annual Report, the Notice of the 2007 Annual Meeting of Stockholders and the Proxy Statement dated April 27, 2007 is hereby acknowledged.

(Continued and to be dated and signed on the reverse side.)

COMMENTS: